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                                                                     EXHIBIT 2.3

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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          DELPHI FINANCIAL GROUP, INC.,

                            UNICOVER MANAGERS, INC.,

                          UNICOVER INTERMEDIARIES, LLC

                                       AND

                          THE SHAREHOLDERS NAMED HEREIN

                                   DATED AS OF

                                 OCTOBER 1, 1998








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                                TABLE OF CONTENTS
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ARTICLE I  AGREEMENT TO PURCHASE AND SELL OWNERSHIP INTERESTS...............................................  2

           1.1           Agreement to Purchase and Sell Ownership Interests.................................  2
           1.2           Consideration......................................................................  2
           1.3           Purchase Price Allocation..........................................................  6
           1.4           Certificates.......................................................................  7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS..............................................  8

           2.1           Title to Ownership Interests.......................................................  8
           2.2           Authority Relative to Agreements...................................................  8
           2.3           Securities Matters.................................................................  9
           2.4           FIRPTA Affidavit................................................................... 10

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SHAREHOLDERS........................... 11

           3.1           Organization and Qualification..................................................... 11
           3.2           No Subsidiaries.................................................................... 12
           3.3           Capitalization..................................................................... 12
           3.4           Authority Relative to Agreements................................................... 12
           3.5           No Violations, etc................................................................. 13
           3.6           Financial Statements............................................................... 14
           3.7           Regulatory Reports................................................................. 15
           3.8           Absence of Changes or Events....................................................... 16
           3.9           Litigation......................................................................... 17
           3.10          Title to and Condition of Properties............................................... 17
           3.11          Leases............................................................................. 17
           3.12          Contracts; Bank Accounts; Indebtedness............................................. 18
           3.13          Relationships; Threats of Cancellation............................................. 20
           3.14          Labor Matters...................................................................... 21
           3.15          Compliance with Law................................................................ 22
           3.16          Intellectual Property.............................................................. 22
           3.17          Taxes.............................................................................. 23
           3.18          Employee Benefit Plans; ERISA...................................................... 25
           3.19          Environmental Matters.............................................................. 29

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
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           3.20          Absence of Undisclosed Liabilities................................................. 31
           3.21          Finders or Brokers................................................................. 32
           3.22          Regulatory Matters................................................................. 32
           3.23          Operational Insurance.............................................................. 32
           3.24          Employment and Labor Contracts..................................................... 32
           3.25          Balance Sheet Reserves............................................................. 33
           3.26          Year 2000 Compliance............................................................... 33
           3.27          Affiliate Transactions............................................................. 33
           3.28          Corporate Records.................................................................. 34
           3.29          Full Disclosure.................................................................... 34

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF DELPHI........................................................ 34

           4.1           Organization and Qualification..................................................... 34
           4.2           Authority Relative to Agreements................................................... 35
           4.3           No Violations, Etc................................................................. 35
           4.4           Investment......................................................................... 36
           4.5           Sophisticated Purchaser............................................................ 37
           4.6           Due Diligence...................................................................... 37
           4.7           Litigation......................................................................... 37
           4.8           Finders or Brokers................................................................. 38
           4.9           Regulatory Matters................................................................. 38

ARTICLE V  CONDUCT OF BUSINESS OF THE COMPANIES PENDING THE CLOSING......................................... 38

           5.1           Conduct of Business of the Companies Pending the Closing........................... 38

ARTICLE VI  COVENANTS AND AGREEMENTS........................................................................ 42

           6.1           Cooperation........................................................................ 42
           6.2           Availability of Employees and Records.............................................. 43
           6.3           Notification of Changes and Default................................................ 44
           6.4           Financial Statements, Etc.......................................................... 45
           6.5           Publicity.......................................................................... 45
           6.6           No Solicitation.................................................................... 46
           6.7           Resignation of Directors........................................................... 46
           6.8           Fees and Expenses.................................................................. 46
           6.9           Tax Matters........................................................................ 47
           6.10          Transfer Restrictions.............................................................. 50
           6.11          Change of Control.................................................................. 52

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
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           6.12          Employment of Chief Executive Officer.............................................. 52
           6.13          Effect on Business................................................................. 52
           6.14          401(k) Rollover.................................................................... 53
           6.15          Nondisclosure of Confidential Information.......................................... 53

ARTICLE VII  CONDITIONS TO CLOSING.......................................................................... 55

           7.1           Conditions to Each Party's Obligations............................................. 55
           7.2           Conditions to Obligations of Delphi................................................ 55
           7.3           Conditions to Obligations of the Company and the Shareholders...................... 56

ARTICLE VIII  TERMINATION................................................................................... 57

           8.1           Termination........................................................................ 57
           8.2           Effect of Termination.............................................................. 58

ARTICLE IX  INDEMNIFICATION................................................................................. 59

           9.1           Delphi's Losses.................................................................... 59
           9.2           Shareholders' Losses............................................................... 61
           9.3           Notice of Loss..................................................................... 61
           9.4           Right to Defend.................................................................... 62
           9.5           Cooperation........................................................................ 63
           9.6           Subrogation........................................................................ 63

ARTICLE X  MISCELLANEOUS.................................................................................... 64

           10.1          Survival of Covenants, Agreements, Representations and Warranties.................. 64
           10.2          Closing and Waiver................................................................. 64
           10.3          Notices............................................................................ 65
           10.4          Counterparts....................................................................... 67
           10.5          Interpretation..................................................................... 68
           10.6          Amendment.......................................................................... 68
           10.7          Assignment......................................................................... 68
           10.8          No Third Party Beneficiaries....................................................... 68
           10.9          Governing Law...................................................................... 69
           10.10         Entire Agreement................................................................... 69
           10.11         Relationship among Certain Agreements.............................................. 69
           10.12         No Recourse Against Others......................................................... 70
           10.13         Validity........................................................................... 70
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           10.14         Severability....................................................................... 70
           10.15         Facsimiles......................................................................... 70
           10.16         Construction....................................................................... 70


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                               DISCLOSURE SCHEDULE

COMPANY DISCLOSURE SECTIONS

SECTION

2.1     Restrictions on Transfer
2.2     Authority Relative to Agreements
3.1     Organization and Qualification
3.3     Capitalization
3.5     Violations
3.6     Financial Statements
3.7     Regulatory Reports
3.8     Absence of Changes or Events
3.11    Leases
3.12    (a)     Contracts and Commitments
        (b)     Bank Accounts
3.13    Relationships; Threats of Cancellation
3.15    Compliance with Law
3.16    Intellectual Property
3.17    Taxes
3.18    Employee Benefit Plans; ERISA
3.20    Liabilities as of September 30, 1998
3.23    Operational Insurance
3.24    Employment Contracts
3.27    Affiliate Transactions
5.1(b)  Bonuses

EXHIBIT A  -  Ownership Interests
EXHIBIT B  -  Consideration Determination Procedures
EXHIBIT C  -  Pre-tax Cash Flow Multiples
EXHIBIT D  -  Description of Zero-Premium Collar
EXHIBIT E  -  Form of Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP
EXHIBIT F  -  Form of Opinion of Cahill Gordon & Reindel

                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT, dated as of October 1, 1998 (this "Agreement"), by and among Delphi Financial Group, Inc., a Delaware corporation ("Delphi"), Unicover Managers, Inc., a New Jersey corporation ("Unicover"), and Unicover Intermediaries, LLC, a New Jersey limited liability company ("Intermediaries") (collectively, the "Companies" and each a "Company"), and John E. Pallat, Kenneth C. Griebell and Thomas J. Dunn (collectively, the "Management Shareholders") and Robert J. Wojtowicz, Joseph P. Wojtowicz and Joseph F. Munson (collectively, the "Non-Management Shareholders" and together with the Management Shareholders, the "Shareholders" and, individually, each a "Shareholder").


                              W I T N E S S E T H :

                  WHEREAS, the Shareholders desire to sell to Delphi, and Delphi desires to purchase from the Shareholders, all of the issued and outstanding shares of capital stock and membership interests, as the case may be, of each of the Companies held by such Shareholders (the "Ownership Interests"), in the amounts from each Shareholder set forth in Exhibit A hereto;

                  WHEREAS, concurrently with the signing of this Agreement, letter agreements have been entered into between Delphi and each of (the "Letter Agreements");

                  WHEREAS, concurrently with the signing of this Agreement, side letters have been entered into with (the "Side Letters");

                  WHEREAS, concurrently with the signing of this Agreement, options have been granted by the Shareholders to Delphi for the purchase of all of the issued and outstanding shares of capital stock of Olga Reinsurance Ltd. and Alternative Risk Reinsurance Co. Ltd. held by such Shareholders pursuant to separate option agreements (the "Option Agreements");

                  WHEREAS, concurrently with the signing of this Agreement, non-competition agreements have been entered into by and among Delphi, the Companies and each of the Shareholders (the "Non-competition Agreements");

                  WHEREAS, concurrently with the signing of this Agreement, employment agreements have been entered into with John E. Pallat and Kenneth C. Griebell and an Employment and Consulting Agreement has been entered into with Thomas J. Dunn (collectively, the "Employment Agreements" and each an "Employment Agreement");

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I

                         AGREEMENT TO PURCHASE AND SELL
                              OWNERSHIP INTERESTS

                  1.1 Agreement to Purchase and Sell Ownership Interests. On the basis of the representations and warranties set forth in Articles II, III and IV of this Agreement and subject to the terms and conditions of this Agreement, Delphi agrees to purchase and each of the Shareholders agrees to sell, at the Closing (as defined in Section 10.2 hereof) provided for herein, such Shareholder's Ownership Interests for consideration equal to such Shareholder's Percentage of the aggregate Consideration specified in Section 1.2. "Shareholder's Percentage" means, for each Shareholder, as to each component of the Consideration, the percentage set forth under the "Shareholder's Percentage" column opposite such Shareholder's name on Exhibit A hereto.

                  1.2  Consideration.

                  (a) At the Closing, Delphi shall pay to the Shareholders, severally according to their Shareholder's Percentages, an amount in cash equal in the aggregate to the pre-tax cash flow (determined in accordance with the procedures set forth in Exhibit B hereto) ("Pre-tax Cash Flow") generated by the Companies during the period from January 1, 1998 through June 30, 1998 (minus any amounts of Pre-tax Cash Flow attributable to such period previously distributed by either of the Companies to the Shareholders or affiliates thereof during 1998 ("Prior Distributions")). On or before December 31, 1998, Delphi shall pay to the Shareholders, severally according to their Shareholder's Percentages, an amount in cash equal in the aggregate to the Pre-tax Cash Flow generated by the Companies during the period from July 1, 1998 through September 30, 1998 (minus any Prior Distributions); provided, however, that to the extent the aggregate of the Prior Distributions exceeds Pre-tax Cash Flow for the period from January 1, 1998 through September 30, 1998 determined in accordance with the provisions of Exhibit B ("Excess Distributions"), Delphi shall promptly notify the Shareholders of its determination and the Shareholders shall repay, on or before December 31, 1998, such Excess Distributions severally according to their Shareholder's Percentages, in cash, to Delphi.

                  (b) As further consideration for the purchase of the Ownership Interests by Delphi (the "Additional Consideration" and collectively with the payments described in the preceding paragraph, the "Consideration"), the following amounts will be payable by Delphi to each of the Shareholders severally according to their Shareholder's Percentages; provided, however, that any Excess Distributions made to a particular Shareholder, owed to Delphi by such Shareholder and not fully repaid in accordance with Section 1.2(a) as of the payment date of any Additional Consideration shall be deducted from such Shareholder's Additional Consideration payment:

                    (i) an amount equal in the aggregate to 1.0 times Pre-tax Cash Flow generated by the Companies during the period from October 1, 1998 through December 31, 1998 will be payable as Additional Consideration within three months after the end of such period, provided, however, that to

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                                      -4-


         the extent Pre-tax Cash Flow for such period exceeds $7,100,000, such excess will be multiplied instead by 2.0;

                   (ii) an amount equal in the aggregate to 2.0 times Pre-tax Cash Flow generated by the Companies during the period from January 1, 1999 through December 31, 1999 will be payable as Additional Consideration within three months after the end of such period, provided, however, that the portion of Pre-tax Cash Flow for such period equal to the amount, if any, by which Pre-tax Cash Flow for the period described in paragraph (i) above is less than $7,100,000 will be multiplied instead by 1.0;

                  (iii) an amount equal in the aggregate to 1.75 times Pre-tax Cash Flow generated by the Companies during the period from January 1, 2000 through December 31, 2000 will be payable as Additional Consideration within three months after the end of such period;

                   (iv) an amount equal in the aggregate to 1.5 times Pre-tax Cash Flow generated by the Companies during the period from January 1, 2001 through December 31, 2001 will be payable as Additional Consideration within three months after the end of such period; and

                    (v) an amount equal in the aggregate to 1.25 times Pre-tax Cash Flow generated by the Companies during the period from January 1, 2002 through December 31, 2002 will be payable as Additional Consideration within three months after the end of such period.

                  For the avoidance of doubt, the exact multiples to be applied to Pre-tax Cash Flow for each period for each Shareholder (i.e., the multiples set forth in clauses (i)-(v) above times each Shareholder's Percentage) are set forth opposite such Shareholder's name on Exhibit C hereto.

                  Each such payment of Additional Consideration shall be payable to each Shareholder 60% in cash and 40% in Class A Common Stock, par value $.01 per share (the "Delphi Common Stock"), of Delphi (such payments in cash to the Shareholders, the "Cash Consideration" and such payments of stock to the Shareholders, the "Stock Consideration"), provided, however, that if the amount of the Cash Consideration that would otherwise be paid pursuant to paragraph (i) above is less than the amount of the aggregate Federal, state and local ordinary income tax liability that will arise on the part of the Shareholders due to the Section 338(h)(10) election made pursuant to Section 6.9(a), the portion of the Additional Consideration for such period to be paid in cash to the Shareholders shall be adjusted upward, and the proportion thereof payable in Delphi Common Stock correspondingly adjusted downward, pro rata in each case among the Shareholders according to their Shareholder's Percentages, such that the aggregate amount of such Additional Consideration paid in cash to the Shareholders shall be equal to the lesser of such aggregate tax liability or 75% of the aggregate Additional Consideration payment for such period.

                  (c) The number of shares of Delphi Common Stock to be issued in payment of the Stock Consideration will be determined based on the average per share closing price thereof as reported on the principal national securities exchange or inter-dealer quotation system on which the Delphi Common Stock is then listed for the last 10 trading days of the period with respect to which such payment of Stock Consideration is being made (the "Market Price"), adjusted as appropriate for any stock dividend with respect to which the record date occurs during such 10 day period.

                  (d) Notwithstanding the provisions of paragraphs (b) and (c) above, in the event that, at the time a payment of Additional Consideration is to be made, (i) the Delphi Common Stock is not listed on any national securities exchange or inter-dealer quotation system, then Delphi will have the option to elect to pay and the Shareholders will have the option to elect to receive such Additional Consideration payment

100% in cash in either case upon written notice to the other party and/or (ii) there has occurred a Change of Control (as hereinafter defined) of Delphi, then the Shareholders will have the option to elect to receive such Additional Consideration payment 100% in cash, upon written notice by such Shareholder to Delphi; provided, that in the event of a Change of Control wherein 50% or more of the consideration to be received by the holders of Delphi Common Stock consists of publicly-traded voting common equity of the surviving entity, then the Shareholders will not have the option to receive such payment 100% in cash but will instead be entitled to receive such publicly-traded common equity in payment of the Stock Consideration. "Change of Control" shall mean any merger, consolidation or other acquisition of Delphi pursuant to which Delphi is not the surviving entity or pursuant to which the Delphi Common Stock would be converted into cash, other securities or other property, other than any such transaction in which (i) members of Delphi's Board of Directors immediately prior to such transaction will initially constitute at least a majority of the Board of Directors of the surviving entity, (ii) the holders of Delphi Common Stock immediately prior to such transaction will initially hold at least a majority of the outstanding shares of voting common equity of the surviving entity, or (iii) the management of Delphi immediately prior to such transaction will continue to manage, directly or indirectly, the business and operations of the surviving entity.

                  (e) Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Delphi Common Stock shall be issued as Stock Consideration. Each Shareholder who otherwise would have been entitled to a fraction of a share of Delphi Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such Shareholder would otherwise be entitled by the Market Price for such payment of Stock Consideration. No such Shareholder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

                  1.3 Purchase Price Allocation. Delphi and the Shareholders agree that a portion of the Consideration equal to the net worth of Intermediaries (as determined in accordance with GAAP) on September 30, 1998 shall be allocated to the purchase of Intermediaries with the remainder of the Consideration allocated to the purchase of Unicover. Unless otherwise required by law, no party shall take any position inconsistent with the foregoing allocation or inconsistent with Sections 6.9(a) or (b) hereof on any Tax Return (as defined in Section 3.17 hereof) or for any other Tax purpose.

                  1.4  Certificates.

                  (a) At the Closing, each Shareholder shall deliver to Delphi the certificates (the "Certificates") representing such Shareholder's Ownership Interests, accompanied by blank stock or other similar powers duly executed by such Shareholder and with all necessary transfer tax and other revenue stamps, acquired at such Shareholder's expense, affixed and canceled. Each Shareholder shall promptly cure any deficiencies with respect to the stock or other similar powers accompanying the Certificates representing such Shareholder's Ownership Interests.

                  (b) The Delphi Common Stock to be distributed as Stock Consideration will be stamped or imprinted with a legend in substantially the following form:

                  "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE DISTRIBUTED, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OFFERED UNLESS THERE IS IN EFFECT A REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS COVERING SUCH SECURITIES OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE AND, IF REQUESTED, AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER IS PROVIDED.

                  "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON RESALE CONTAINED IN THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF OCTOBER 1, 1998, A COPY OF WHICH IS AVAILABLE FROM THE SECRETARY OF THE ISSUER."

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Each Shareholder hereby represents and warrants, severally and not jointly, to Delphi as follows:

                  2.1 Title to Ownership Interests. Each such Shareholder is the true and lawful owner, of record and beneficially, of the Ownership Interests set forth opposite the name of such Shareholder in each of the columns under the heading "Ownership Interests" on Exhibit A hereto. At the Closing, each Shareholder will validly transfer the Ownership Interests owned by him free and clear of all liens, security interests, pledges, assessments, charges, adverse claims, leases, licenses, restrictions and other encumbrances (collectively, "Liens"). Other than the rights and obligations arising under this Agreement, none of such Ownership Interests are subject to any rights of any other person to acquire the same. Except as disclosed in Section 2.1 of the Disclosure Schedules, none of such Ownership Interests are subject to any restrictions on transfer thereof, except for such restrictions as may be imposed by applicable federal and state securities laws.

                  2.2 Authority Relative to Agreements. Each such Shareholder has full power and authority to enter into this Agreement, a Non-competition Agreement, the Option Agreements and, if applicable, an Employment Agreement, a Letter Agreement and/or a Side Letter (this Agreement, the Non-competition Agreements, the Option Agreements, the Employment Agreements, the Letter Agreements and the Side Letters are hereinafter sometimes referred to collectively as the "Transaction Documents") and to perform his obligations hereunder and thereunder. The Transaction Documents have been duly executed and delivered by such Shareholder party thereto; and the Transaction Documents constitute, assuming the due authorization, execution and delivery thereof by Delphi, the legal, valid and binding obligation of such Shareholder party thereto, enforceable against each of them in accordance with its terms, except
(i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and
(ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Except as disclosed in Section 2.2 of the Disclosure Schedule, the execution and delivery of the Transaction Documents by each of the Shareholders party thereto and performance of his obligations hereunder and thereunder will not conflict with or result in a breach, default (or an event which, with notice or lapse of time or both, would constitute a default) or violation of any of the terms, provisions or conditions of any agreement, document or instrument, or any judgment, decree, court order, statute, regulation, ordinance or law to which such Shareholder is subject. Except as contemplated by Section 7.1(b) hereof, no permit, authorization, consent or approval of, or filing with or notification to, any court or public body or authority or expiration of any governmentally imposed waiting period, and no authorization, consent, or approval of, or release by, any other third party, is necessary for the execution and delivery of the Transaction Documents and the consummation by such Shareholder of the sale of the Ownership Interests as contemplated by this Agreement and the performance of his respective obligations hereunder and thereunder.

                  2.3  Securities Matters.

                  (a) Such Shareholder (a) has such knowledge, sophistication and experience in business and financial matters that he is capable of evaluating the merits and risks of an investment in the shares of Delphi Common Stock, (b) fully understands the nature, scope and duration of the limitations on transfer contained herein and under applicable law, and (c) can bear the economic risk of an investment in the shares of Delphi Common Stock and can afford a complete loss of such investment.

                  (b) Such Shareholder is acquiring the shares of Delphi Common Stock comprising the Stock Consideration for his own account and not with a present view to or for distributing or reselling such shares (or any portion thereof). Such Shareholder has no contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of Delphi Common Stock to be acquired by such Shareholder pursuant to this Agreement.

                  (c) Such Shareholder acknowledges receipt of copies of Delphi's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, its proxy statement relating to its 1998 annual meeting of stockholders and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998, each as filed by the Company with the Securities and Exchange Commission ("SEC") (collectively, the "Delphi SEC Reports") and further acknowledges that he has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Delphi concerning the terms and conditions of the payment of the Stock Consideration and the merits and risks of investing in the Stock Consideration;
(ii) access to information about Delphi and Delphi's financial condition, results of operations, business, properties, management and prospects sufficient to enable such Shareholder to evaluate his investment; and (iii) the opportunity to obtain such additional information which Delphi possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the Delphi SEC Reports.

                  (d) Such Shareholder understands and acknowledges that (i) the shares of Delphi Common Stock comprising the Stock Consideration are being offered and sold to him without registration under the Securities Act in a private placement that is exempt from registration provisions of the Securities Act of 1933, as amended (the "Securities Act"), under Section 4(2) of the Securities Act or Regulation D promulgated thereunder and (ii) the availability of such exemption depends in part on, and Delphi will rely upon, the accuracy and truthfulness of the foregoing representations.

                  2.4 FIRPTA Affidavit. Such Shareholder has provided an affidavit to Delphi stating, under penalty of perjury, such Shareholder's United States taxpayer identification number and that such Shareholder is not a foreign person (within the meaning of Section 1445(b)(2) of the Code).


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE
                                  SHAREHOLDERS

                  Each of the Companies and each of the Shareholders, jointly and severally, represent and warrant to Delphi as follows:

                  3.1 Organization and Qualification. Each of the Companies is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Companies is duly qualified as a foreign corporation or limited liability company to do business, as the case may be, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failures to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, condition (financial or other) or assets of the Companies, taken as a whole (a "Company Material Adverse Effect"). Section 3.1 of the Disclosure Schedule lists all of the jurisdictions in which the Companies or any present employee thereof holds active licenses and permits or authorizations to transact the Companies' business (the "Licenses") and indicates the type of each License and the name of each such employee. No such License is the subject of any administrative proceeding for suspension or revocation or any similar proceedings which would, if decided against either of the Companies or the relevant employee, materially and adversely affect such License; there is no sustainable basis for such a suspension or revocation which would, individually or in the aggregate, have a Company Material Adverse Effect; and neither of the Companies nor any of the Shareholders has received notice of any pending or threatened suspension or revocation of any license or permit from any licensing authority.
Section 3.1 of the Disclosure Schedule sets forth, with respect to the Companies, all jurisdictions in which they are qualified or otherwise licensed as a foreign corporation or other entity to do business. Neither of the Companies is in violation of any of the provisions of its articles of incorporation, by-laws or other organizational documents. Each of the Companies has delivered to Delphi accurate and complete copies of the articles of incorporation and by-laws or other organizational documents, as currently in effect, of such Company.

                  3.2 No Subsidiaries. There are no direct or indirect subsidiaries of either of the Companies. The Companies do not directly or indirectly own any interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

                  3.3 Capitalization. The authorized capital stock of Unicover consists of 1,000 shares of common stock, par value $1.00 per share, 102.564 of which are issued and outstanding, fully paid and nonassessable and free of preemptive rights. The capitalization of Intermediaries is $100 of membership interests, all of which are issued and outstanding, fully paid and nonassessable and free of preemptive rights. Except as disclosed in Section 3.3 of the Disclosure Schedule, no Company is a party to any agreement or understanding, oral or written, which (a) grants an option or other right to acquire any of the Ownership Interests or any other equitable interest in either Company, (b) grants a right of first refusal or other such similar right upon the sale of any of the Ownership Interests, or (c) restricts or affects the voting rights of any of the Ownership Interests.

                  3.4 Authority Relative to Agreements. Each of the Companies has full corporate or other power and authority to execute and deliver the Transaction Documents to the extent a party thereto and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Boards of Directors or equivalent governing body of each of the Companies and consented to and approved by each Shareholder, and no other corporate or other proceedings on the part of the Companies are necessary to authorize the Transaction Documents to which they are parties or to consummate the transactions contemplated thereby. The Transaction Documents to which it is a party have been duly and validly executed and delivered by each of the Companies party to such Transaction Documents and, assuming the due authorization, execution and delivery thereof by Delphi, constitute the legal, valid and binding agreement of each of the Companies, enforceable against each of the Companies in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                  3.5  No Violations, etc.

                  (a) Except as disclosed in Section 3.5(a) of the Disclosure Schedule, neither the execution and delivery of the Transaction Documents by each of the Companies party thereto nor the consummation of transactions contemplated thereby nor compliance by each of the Companies party thereto with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of either of the Companies under, any of the terms, conditions or provisions of (x) its charter, by-laws or other organizational documents, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which either of the Companies is a party or to which either of them or their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to either of the Companies or their respective properties or assets.

                  (b) Except as contemplated by Section 7.1(b) hereof, no filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, foreign governmental, state or local regulatory authority or agency) is required by each of the Companies in connection with the execution and delivery of the Transaction Documents to which it is a party or the performance by each of the Companies of the transactions contemplated thereby.

                  (c) Neither of the Companies is in violation of or default under (x) any note, bond, mortgage, indenture or deed of trust, or (y) any license, lease, agreement or other instrument or obligation to which either of the Companies is a party or to which either of them or their respective properties or assets may be subject, except for such violations or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair either of the Companies' ability to consummate the transactions contemplated hereby or by the other Transaction Documents.

                  3.6  Financial Statements.

                  (a) Set forth in Section 3.6(a) of the Disclosure Schedule are true and complete copies of the audited balance sheet of Unicover at December 31, 1997 (the "December 31 Balance Sheet") and the audited statements of income and retained earnings and cash flow of Unicover for the year ended December 31, 1997 (collectively, the "December 31 Financials"). The December 31 Financials fairly present, in all material respects, the financial position of Unicover at December 31, 1997 and the other periods presented therein, and the results of operations of Unicover for the period then ended and the other periods presented therein, and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied. The December 31 Balance Sheets reflect all liabilities of Unicover, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with GAAP.

                  (b) Set forth in Section 3.6(b) of the Disclosure Schedule are true and complete copies of the (i) audited balance sheet, statement of income and retained earnings and statement of cash flow of Unicover as of and for the six months ended June 30, 1998 and (ii) audited balance sheet, statement of income and members' capital and statement of cash flow of Intermediaries as of and for the one month ended July 31, 1998 (collectively, the "Interim Financials"). The Interim Financials fairly present, in all material respects, the financial position and results of operations of each of the respective Companies at the respective dates thereof and then-ended (subject to changes resulting from normal year-end adjustments). The Interim Financials have been prepared in accordance with GAAP consistently applied and reflect all liabilities of each of the respective Companies, whether absolute, accrued or contingent, as of the date thereof, of the type required to be reflected or disclosed on financial statements prepared in accordance with GAAP.

                  (c) Set forth in Section 3.6(c) of the Disclosure Schedule are true and complete copies of the (i) unaudited balance sheet and statement of income and expense of Unicover as of and for the nine months ended September 30, 1998 and (ii) unaudited balance sheet, statement of income and expense of Intermediaries as of and for the three months ended September 30, 1998 (collectively, the "September Financials"). The September Financials fairly present (on a cash basis), in all material respects, the financial position and results of operations of each of the respective Companies at the respective dates thereof and then-ended (subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments). The September Financials have been derived from the accounting books and records of each of the respective Companies.

                  3.7 Regulatory Reports. Section 3.7 of the Disclosure Schedule contains a complete and accurate list of the most recent regulatory reports relating to the Companies submitted to each governmental entity with authority or jurisdiction over either of the Companies or their businesses, true and complete copies of which have previously been provided to Delphi. Each such report is true and accurate in all material respects, complies in all material respects with the requirements thereof and was prepared in accordance with all applicable rules, regulations and procedures.

                  3.8 Absence of Changes or Events. Except as set forth on
Section 3.8 of the Disclosure Schedule, since June 30, 1998:

                  (a) there has been no material adverse change in the business, operations, condition (financial or other), or assets of either of the Companies;

                  (b) there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock or ownership interests of either of the Companies, or any declaration, setting aside or payment of any dividend or other distribution by either of the Companies in respect of its capital stock or ownership interests;

                  (c) neither of the Companies has incurred any indebtedness for borrowed money, or assumed, guaranteed or otherwise become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation;

                  (d) there has not been any change in the financial or tax accounting methods, principles or practices of either of the Companies except as required by the Financial Accounting Standards Board in its published statements or by GAAP;

                  (e) there has not been any revaluation by either of the Companies of any of their assets, including, without limitation, writing off notes or accounts receivable;

                  (f) without limiting the generality of the foregoing, there has not been any action or inaction by either of the Companies or any Shareholder the result of which would constitute a violation of the covenants contained in Section 5.1 hereof as if such covenants applied beginning June 30, 1998 (without giving effect to the provisions relating to the consent of Delphi); and

                  (g) there has not been any agreement by either of the Companies or the Shareholders to (i) do any of the things described in the preceding clauses (a) through (f) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this
         Article III untrue or incorrect.

                  3.9 Litigation. There is no (i) claim, action, suit or proceeding pending or, to the knowledge of either of the Companies or the Shareholders, threatened against or relating to either of the Companies before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which either of the Companies or any of their respective assets was or is a party.

                  3.10 Title to and Condition of Properties. Neither of the Companies owns any real properties. Each of the Companies owns outright all of the personal property (except for leased property or assets) which is reflected on the First Interim Balance Sheets except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice. No such personal property is subject to claims, liens or encumbrances, whether by mortgage, pledge, lien, conditional sale agreement, charge or otherwise.

                  3.11 Leases. Section 3.11 of the Disclosure Schedule contains a true and complete list of all leases pursuant to which real or personal property is held under lease by each of the Companies and the leases pursuant to which each of the Companies leases real or personal property to others. All of the leases so listed are valid and in full force and effect and are subject to no default with respect to either of the Companies and, to either of the Companies' or any of the Shareholders' knowledge, are in full force and effect and subject to no default with respect to any other party thereto, and the leased real property is in good and satisfactory condition.

                  3.12  Contracts; Bank Accounts; Indebtedness.

                  (a) Contracts. Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Material (as defined below) contracts, reinsurance treaties and reinsurance agreements, pool agreements, facility agreements, retrocession agreements, insurance and reinsurance cover notes and slips, commitments and other Material agreements, whether written or oral, of each of the Companies (collectively, "Contracts"). All such Material Contracts constitute legal, valid and binding obligations of the Companies party thereto and, to the best knowledge of either of the Companies or any of the Shareholders, the other party or parties thereto, enforceable against each of them in accordance with their terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), and no act, omission or course of conduct has occurred on the part of either Company that would impair the enforceability of any such Material Contract against the other party or parties thereto. Except as disclosed on
Section 3.12(a)(ii) of the Disclosure Schedule, neither of the Companies (A) is in default (nor is there any event which with notice or lapse of time or both would constitute a default) under any Material Contract, or (B) has received notification (I) that any such Material Contract is about to be terminated or otherwise materially and adversely modified or (II) alleging that either Company or any employee thereof has breached any material obligation under, or violated any material term of, any such Material Contract. Section 3.12(a)(iii) of the Disclosure Schedule identifies each existing Contract containing an agreement with respect to any change of control or any indemnification or other contingent obligations that would be triggered by the consummation of the transactions contemplated hereby. Section 3.12(a)(iv) of the Disclosure Schedule identifies each Material Contract which is not yet reflected in a fully executed, definitive agreement, together with the date of effectiveness of the agreement underlying such Contract. Other than those disclosed on Section 3.12(a)(iv) of the Disclosure Schedule, there are no Contracts that are not yet reflected in a fully executed, definitive agreements which, in the aggregate, may give rise to obligations or liabilities exceeding, during the current term thereof, $125,000, or that may generate revenues or income exceeding, during the current term thereof, $500,000.

                  For purposes of this Section 3.12(a), a "Material" Contract shall mean (i) any pool agreement, facility agreement or retrocession agreement,
(ii) any reinsurance treaty or reinsurance agreement which may give rise to obligations or liabilities exceeding, during the current term thereof, $50,000, or that may generate revenues or income exceeding, during the current term thereof, $200,000, (iii) any other Contract which may give rise to obligations or liabilities exceeding, during the current term thereof, $50,000, or that may generate revenues or income exceeding, during the current term thereof, $200,000
(A) whereby either of the Companies or any facility managed or administered by either of the Companies provides insurance or reinsurance related services (including, without limitation, reinsurance of worker's compensation coverage or services as a managing general underwriter of reinsurance facilities or a reinsurance intermediary), (B) whereby either of the Companies or any facility managed or administered by either of the Companies cedes risk to any retrocessionaire, (C) whereby either of the Companies leases equipment or real property or (D) which continues for a period of twelve months or more and is not subject to a unilateral right of termination by such Company without consideration and (iv) any other Contract (A) which restricts or purports to restrict the ability of either of the Companies (or, to the knowledge of either of the Companies or any of the Shareholders, any of its officers or employees) to engage in any business or to compete with any person, (B) which relates to employment, consulting and agency agreements which provide for any severance or termination benefit or (C) which is otherwise material to the conduct of the business of either of the Companies.

                  (b) Bank Accounts. Section 3.12(b) of the Disclosure Schedule contains a complete and accurate list of the name of each bank in which either of the Companies has an account or safe deposit box (each, a "Bank Account" and, collectively, the "Bank Accounts"), the account number thereof and the names of all persons authorized to draw thereon or to have access thereto.

                  (c) No Indebtedness. There is no outstanding indebtedness for borrowed money of either of the Companies as of the date of this Agreement. Neither this Agreement nor the consummation of the transactions contemplated hereby will result in the incurrence of any such indebtedness.

                  3.13 Relationships; Threats of Cancellation. The relationships of each of the Companies with its customers, programs (as defined herein), cedents, brokers, pool members, facility participants, fronting companies, retrocessionaires and others having business relationships with it are generally satisfactory, and, except as set forth on Section 3.13 of the Disclosure Schedule, there has been no notification (I) of any intention by any such party to terminate, or otherwise materially and adversely modify the terms of any such relationship or (II) alleging that either Company or any employee thereof has breached any material obligation under, or violated any material term of, any such relationship. Except as disclosed on Section 3.13 of the Disclosure Schedule, (i) no programs accounting in the aggregate for more than five percent (5%) of the Companies' aggregate gross revenue for the twelve months ended June 30, 1998 has notified either of the Companies that it will stop, or materially and adversely modify or change the terms of, its purchases of services from either such Company, and no program has, since June 30, 1998, ceased or materially decreased its purchases of any such services from any such Company; and no retrocessionaire or other service provider to the Companies has notified either of the Companies that it will stop, or seek to change the terms of, or materially increase the cost of, its services used by either of the Companies, and no retrocessionaire or other service provider to the Companies has, since June 30, 1998, ceased, materially decreased the reliability of, or materially raised the cost of, any such services and (ii) since June 30, 1998, no policyholder or group of policyholders under a group policy, or agent, broker, provider or other person writing, selling, buying or providing reinsurance or retrocessional coverage, which, individually or in the aggregate, together with other related policyholders, agents, brokers and providers, accounted for five percent (5%) or more of the aggregate gross premiums written by the facilities managed or administered by the Companies has terminated or failed to renew or given written notice of termination of or failure to renew its relationship with the facilities managed or administered by the Companies, and none of such facilities has received notice that any such policyholder or group of policyholders under a group policy, or agent, broker, provider or other person will or is reasonably likely to terminate or fail to renew such relationship. For purposes of this Section 3.13, a "program" shall mean one or more contracts in support of the same book of business of a single cedent.

                  3.14 Labor Matters. (a) Each of the Companies complies with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither of the Companies is engaged in any "unfair labor practice," within the meaning of Section 8 of the National Labor Relations Act, as amended, (b) there is no labor strike, slowdown, stoppage or other employee work action (pending or, to the best knowledge of either of the Companies or any of the Shareholders, threatened) against or affecting either of the Companies and (c) no petition for representation has been filed and is pending before the National Labor Relations Board with respect to any employees of either of the Companies who are not currently organized.

                  3.15 Compliance with Law. (a) Neither of the Companies has violated or failed to comply with or has received any written communication during the past three years alleging a failure to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations; (b) the conduct of the business of each of the Companies is in conformity with all foreign, federal, state and local governmental and regulatory requirements including, but not limited to, those regulating insurance and insurance related activities and all applicable orders and directives of insurance regulatory authorities; and (c) the underwriting standards utilized and ratings applied by the Companies and by the facilities or third parties to any reinsurance or other similar contract with either of the Companies conform in all material respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance or other similar contracts. Each of the Companies and its employees have all permits, licenses and franchises from governmental agencies required to conduct its business as now being conducted. Each of the Companies has duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings or submissions that were required by law to be filed with any person. All such filings complied with applicable laws in all material respects when filed, and to the knowledge of each of the Companies and each of the Shareholders, no material deficiencies have been asserted by any person with respect to any such filings. Each of the Companies has previously delivered to Delphi the reports reflecting the results of the most recent examinations of the Companies issued by any applicable governmental authority.

                  3.16 Intellectual Property. Section 3.16 of the Disclosure Schedule sets forth a complete and accurate list of all of the trademarks (whether or not registered) and trademark registrations and applications, patent and patent applications, copyrights and copyright applications, service marks, service mark registrations and applications, trade dress, trade and product names (collectively, the "Intellectual Property") owned or licensed by either of the Companies. Except as set forth on Section 3.16 of the Disclosure Schedule, (i) each of the Companies has or owns, directly or indirectly, all right, title and interest to such Intellectual Property or has the perpetual right to use such Intellectual Property without consideration; none of the rights of either of the Companies in or use of such Intellectual Property has been or is currently being or, to the knowledge of each of the Companies and each of the Shareholders, is threatened to be infringed or challenged; (ii) all of the patents, trademark registrations, service mark registrations, trade name registrations and copyright registrations included in such Intellectual Property have been duly issued and have not been canceled, abandoned or otherwise terminated; and (iii) all of the patent applications, trademark applications, service mark applications, trade name applications and copyright applications included in such Intellectual Property have been duly filed. Each of the Companies owns or has adequate licenses or other rights to use all Intellectual Property, know-how and technical information required for its operations.

                  3.17 Taxes. Except as otherwise set forth in section 3.17 of the Disclosure Schedule, (i) each of the Companies has prepared and timely filed with the appropriate governmental agencies all material Tax Returns required to be filed on or prior to the date hereof, taking into account any extension of time to file granted to or obtained on behalf of either of the Companies, and each such Tax Return is complete and correct in all material respects; (ii) each of the Companies has timely paid all Taxes due and payable by it through the date hereof and has made adequate provision for all Taxes attributable to any taxable period (or portion thereof) ending on or prior to the date hereof that are not yet due and payable; (iii) each of the Companies has withheld and paid to the appropriate governmental authorities in a timely manner all Taxes required to have been withheld by it through the date hereof; (iv) all deficiencies or assessments asserted in writing against either of the Companies by any taxing authority have been paid or fully and finally settled, and, to the best knowledge of either of the Companies or any of the Shareholders, no issue previously raised in writing by any such taxing authority reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the date hereof); (v) neither of the Companies is presently under examination or audit by any taxing authority, and neither of the Companies has received written notice of any pending examination or audit by any taxing authority; (vi) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vii) no liens have been filed with respect to any Taxes of either of the Companies, other than liens in respect of property taxes not yet due and payable; (viii) neither of the Companies has made or agreed to make, or was or is required to make, any change in its accounting methods that would result in an adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law); (ix) neither of the Companies is a party to any tax sharing, tax matters, tax indemnification or similar agreement; (x) since its inception, Unicover has qualified as an "S Corporation," as defined in Section 1361 of the Code and has been taxable as an S corporation for federal, state and local income tax purposes; (xi) since its inception, Intermediaries has been taxable as a partnership for federal, state and local income tax purposes; (xii) neither of the Companies has made an election under Section 341(f) of the Code (or any similar provision of state, local or foreign law); (xiii) neither of the Companies is a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute a "parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law); (xiv) neither of the Companies has ever been a member of any affiliated, consolidated, combined, unitary or similar group for any Tax purpose; (xv) neither of the Companies has requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority; and (xvi) each of the Companies has previously delivered to Delphi true and complete copies of (a) all federal income Tax Returns filed by the Companies for the last three taxable years ending prior to the date hereof (except for those Tax Returns that have not yet been filed) and (b) any audit reports issued within the last three years by the IRS or any other taxing authority.

                  For all purposes of this Agreement, "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. Section 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

                  For all purposes of this Agreement, "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

                  3.18  Employee Benefit Plans; ERISA.

                  (a) Except as set forth in Section 3.18 of the Disclosure Schedule, there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Benefit Plans"), "welfare benefit plans" as defined in
Section 3(1) of ERISA ("Welfare Plans") or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, or vacation plans, or any other employee benefit plan, program, policy or arrangement, covering employees (or former employees) employed in the United States, maintained or contributed to by either of the Companies or any of their ERISA Affiliates (as hereinafter defined), or to which either of the Companies or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability (collectively, the "Employee Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in
Section 414(b), (c), (m) or (o) of the Code including either of the Companies.

                  (b) Each of the Companies, and each of the Pension Benefit Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws except where the failure to comply would not, individually and in the aggregate, have a Material Adverse Effect.

                  (c) All contributions to, and payments from, the Pension Benefit Plans that are required to have been made in accordance with the Pension Benefit Plans have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually and in the aggregate, either impair the Companies' ability to consummate the transactions contemplated hereby or have a Material Adverse Effect.

                  (d) Any Pension Benefit Plans intended to qualify under
Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and no event has occurred and no condition exists with respect to the form or operation of such Pension Benefit Plans that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

                  (e) There are (i) no investigations pending by any governmental entity (including the Pension Benefit Guaranty Corporation ("PBGC")) involving the Pension Benefit Plans or Welfare Plans, and (ii) no pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under which any of the Pension Benefit Plans or Welfare Plans are maintained or against any fiduciary of any Pension Benefit Plan or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, except for those that would not, individually and in the aggregate, give rise to any liability which would have a Material Adverse Effect, nor, to the best of the Companies' knowledge, are there any facts that would give rise to any liability except for those that would not, individually or in the aggregate, either impair the Companies' ability to consummate the transactions contemplated hereby or have a Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

                  (f) Neither of the Companies or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could result in a tax or penalty on either of the Companies under Section 4975 of the Code or Section 502(i) of ERISA, except any such event that would not, individually and in the aggregate, either impair the Companies' ability to consummate the transactions contemplated hereby or have a Material Adverse Effect.

                  (g) Neither of the Companies or any of their ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.

                  (h) Neither of the Companies or any ERISA Affiliate has incurred, or is reasonably likely to incur any material liability under Title IV of ERISA.

                  (i) Neither of the Companies or any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of
Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

                  (j) Except as disclosed in Section 3.18 of the Disclosure Statement, with respect to each of the Employee Benefit

Plans, true, correct and complete copies of the following documents have been made available to Delphi: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the most recent Forms 5500, if applicable and (iv) the most recent IRS determination letter, if applicable.

                  (k) None of the Welfare Plans maintained by any of the Companies provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. Each of the Companies which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA,
Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually and in the aggregate, either impair the Companies' ability to consummate the transactions contemplated hereby or have a Material Adverse Effect.

                  (l) No liability under any Pension Benefit or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which either of the Companies has received notice that such insurance company is in rehabilitation or a comparable proceeding.

                  (m) Except as otherwise specifically provided by this Agreement or the Transaction Documents, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of either of the Companies.

                  (n) The consummation of the transactions contemplated by this Agreement will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

                  (o) There is no plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, either of the Companies with respect to employees (or former employees) employed outside the United States.

                  3.19  Environmental Matters.

                  (a) Except for such matters as would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate:

                    (i) Each of the Companies (A) has obtained (or is capable of obtaining without incurring any material incremental expense) and is in compliance with all applicable Environmental Permits, and (B) has made all registrations and given all notifications that are required under any applicable Environmental Law (or, in each case, is capable of doing so without incurring any material incremental expense).

                   (ii) There is no Environmental Claim pending or, to the knowledge of either of the Companies or any of the Shareholders, threatened against either of the Companies arising under any Environmental Law.

                  (iii) Each of the Companies is in compliance with, and has no liability under, any applicable Environmental Laws.

                   (iv) Neither of the Companies has assumed, by contract or otherwise, any liabilities or obligations arising under any Environmental Laws.

                    (v) There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release or threatened Release of any

         Hazardous Materials, including, without limitation, asbestos, which could reasonably be expected to prevent compliance by either of the Companies with any Environmental Law, or to result in any liability of either of the Companies under any Environmental Law.

                  (b) (i) No lien has been recorded under any Environmental Law with respect to any property currently owned by either of the Companies.

                  (ii) The execution and delivery of this Agreement and the consummation by each of the Companies of the transactions contemplated hereby and the exercise by Delphi of rights to own and operate the businesses of each of the Companies substantially as presently conducted will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

                  (iii) Neither of the Companies has in its possession, custody or control any investigations, studies, reports, assessments, evaluations or audits of Hazardous Materials at, in, beneath, emanating from or adjacent to any properties now or formerly owned, leased or operated by it or any of its predecessors in interest, or of compliance by any of them with, or liability of any of them under, applicable Environmental Laws.

                  For purposes of this Section 3.19:

                  (i) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, indoor air and any indoor location and all natural resources, including, without limitation, flora, fauna and wetlands;

                  (ii) "Environmental Claim" means any notice, claim, demand, complaint, suit or other communication by any person alleging potential liability (including, without limitation, potential liability for response or corrective action or damages to any person, property or natural resources, and any fines or penalties) arising out of or relating to (1) the Release or threatened Release of any

         Hazardous Materials or (2) any violation, or alleged violation, of any applicable Environmental Law;

                  (iii) "Environmental Laws" means all federal, state, and local laws, statutes, codes, rules, ordinances, regulations, judgments, orders, decrees and the common law as now or previously in effect relating to pollution or protection of human health or the Environment, including, without limitation, those relating to the Release or threatened Release of Hazardous Materials;

                  (iv) "Environmental Permit" means a permit, identification number, license, approval, consent or other written authorization issued pursuant to any applicable Environmental Law;

                  (v) "Hazardous Materials" means pollutants, contaminants, hazardous or toxic substances, constituents, materials or wastes, and any other waste, substance, material, chemical or constituent subject to regulation under Environmental Laws; and

                  (vi) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

                  3.20 Absence of Undisclosed Liabilities. As of September 30, 1998, the liabilities of the Companies are as set forth in Section 3.20(a) of the Disclosure Schedule, provided that legal, accounting and other professional fees incurred in connection with this Agreement and the transactions contemplated hereby may be stated as a reasonable estimate of such fees. As of the date of signing of this Agreement, neither of the Companies has any liabilities or obligations of any nature, whether absolute or contingent, liquidated or unliquidated, and whether due or to become due, except (i) for liabilities incurred or otherwise arising after September 30, 1998 in the ordinary course of business of the Companies, consistent with past practice, (other than allowances for bad debts), in an amount not in excess of $150,000 (as determined in accordance with the Companies' historical accounting practices) in the aggregate.

                  3.21 Finders or Brokers. Neither of the Companies, the Board of Directors of either of the Companies or any member of the Board of Directors of either of the Companies has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the transactions contemplated hereby other than the arrangements set forth in the engagement letter by and between Unicover and Fox-Pitt, Kelton Inc. dated May 4, 1998.

                  3.22 Regulatory Matters. Neither of the Companies has taken or agreed to take any action, and to the best knowledge of either of the Companies and each of the Shareholders there is no fact or circumstance, that would materially impede or delay receipt of any approval referred to in Section 7.1(b) or the consummation of the transactions contemplated by this Agreement.

                  3.23 Operational Insurance. Section 3.23 of the Disclosure Schedule contains a complete and correct listing of all insurance policies covering risks of the Companies which are in force and maintained by or on behalf of the Companies. Each of the Companies is, and Unicover and Intermediaries have been continuously since December 1, 1994 and July 8, 1998, respectively, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by the Companies during such time period. Neither of the Companies has received any notice of cancellation or termination with respect to any material insurance policy thereof. All insurance policies of the Companies are valid and enforceable policies.

                  3.24 Employment and Labor Contracts. Neither of the Companies is a party to any employment, management services, consultation or other similar contract or letter with any past or present officer, director, employee or other person or any entity affiliated with any past or present officer, director or employee or other person other than those set forth in Section 3.24 of the Disclosure Schedule.

                  3.25 Balance Sheet Reserves. The reserves reflected in the Interim Financials have been established in accordance with GAAP and such reserves, taken as a whole, are adequate to cover any losses relating to the subject matter thereof.

                  3.26 Year 2000 Compliance. None of (a) the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems used by each of the Companies in the conduct of its business, (b) to the best knowledge of either of the Companies and each of the Shareholders, the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems of third parties relied on by each of the Companies in the conduct of its business or (c) the services sold, rendered or otherwise provided by each of the Companies in the conduct of its business will malfunction, cease to function, generate incorrect data or produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, and neither of the Companies is or will be subject to any claim, demand, action, suit, liability, damage, loss or expense arising from or related to circumstances where such services are interfered with, generate incorrect data, or produce incorrect results when processing, providing or receiving such data. Notwithstanding the foregoing, neither of the Companies makes any representation with respect to the ability of mass-produced software products or the various governmental and financial institutions with which any of the Companies does business to function correctly.

                  3.27 Affiliate Transactions. Except as otherwise set forth in
Section 3.27 of the Disclosure Schedule, neither of the Companies is a party to any agreement or transaction with any of the Shareholders or other affiliates of any of the Companies or any of the Shareholders. Section 3.27 of the Disclosure

Schedule contains a complete and accurate list of each affiliate of either of the Companies or any of the Shareholders with which either Company has a business relationship and all Contracts with any such affiliates.

                  3.28 Corporate Records. The corporate minute books and stock or equity interest record books of each of the Companies are current and complete and contain, respectively, a true and correct record of all of the corporate actions and stock records of each of the Companies.

                  3.29 Full Disclosure. As of the Closing Date, all representations and warranties contained in Articles II or III of this Agreement (including the Disclosure Schedule) or in Section 4 of the Option Agreements are and will be accurate and will not contain any untrue statement of material fact or omit to state a fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading in any material respect. The projections contained in Table 11 on page 42 of the Confidential Information Memorandum dated July 1998 provided to Delphi were prepared in good faith on the basis of information and assumptions that the Companies believed to be fair and reasonable as of the date of the projections.



                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                                     DELPHI

                  Delphi represents and warrants to the Company that:

                  4.1 Organization and Qualification. Delphi is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Delphi is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the business, operations or condition (financial or otherwise) or assets of Delphi and its subsidiaries taken as a whole (a "Delphi Material Adverse Effect"). Delphi is not in violation of any of the provisions of its certificate or articles of incorporation or organization (or other applicable charter document) or by-laws.

                  4.2 Authority Relative to Agreements. Delphi has full corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of Delphi and no other corporate proceedings on the part of Delphi are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby. The Transaction Documents have been validly executed and delivered by Delphi and, assuming the due authorization, execution and delivery thereof by each of the Companies and the Shareholders party thereto, constitutes the legal, valid and binding agreement of Delphi, enforceable against Delphi in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                  4.3  No Violations, Etc.

                  (a) Assuming the accuracy of the representations set forth in
Article II, neither the execution and delivery of this Agreement by Delphi nor the consummation of transactions contemplated hereby nor compliance by Delphi with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien, upon any of the properties or assets of Delphi or any of Delphi's subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or by-laws, (y) any material note, bond, mortgage, indenture or deed of trust, or (z) any material license, lease, agreement or other instrument or obligation, to which Delphi or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Delphi or any of Delphi's subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(y), (i)(z) and clause
(ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Delphi Material Adverse Effect or materially impair the consummation of the transactions contemplated hereby.

                  (b) Except as contemplated by Section 7.1(b) hereof, no filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity is required by Delphi or any of Delphi's subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Delphi of the transactions contemplated hereby, except such filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, materially impair the consummation of the transactions contemplated hereby.

                  4.4 Investment. Delphi is acquiring the Ownership Interests solely for investment purposes, for its own account and not with a present view towards any distribution that would violate the Securities Act or applicable state securities laws of any state; Delphi understands that the Ownership Interests have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration becomes or is available.

                  4.5 Sophisticated Purchaser. Delphi acknowledges that it can bear the economic risk of its purchase of the Ownership Interests and has such knowledge and experience in financial and business matters that it is capable of evaluating the materials provided by the Companies.

                  4.6 Due Diligence. Delphi has made its own independent examination, investigation, analysis and evaluation of the Companies. Delphi has had the opportunity to visit the Companies and meet with its officers and representatives to discuss the business, assets, liabilities and financial condition of the Companies. Delphi has been furnished and has reviewed to its satisfaction the documents referred to in this Agreement and the Disclosure Schedule. Delphi acknowledges that: (a) subject to the accuracy of the representations and warranties made by the Companies and the Shareholders, all materials and financial and other information requested by Delphi have been provided to Delphi and (b) it has been afforded the opportunity to obtain additional information necessary to verify the accuracy of the representations, warranties and information in this Agreement and the Disclosure Schedule or otherwise provided to it.

                  4.7 Litigation. Except as set forth in the Delphi SEC Reports, each as filed by the Company with the SEC, there is no (i) claim, action, suit or proceeding pending or, to the knowledge of Delphi or any of its subsidiaries, threatened against or relating to Delphi or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Delphi, any subsidiary of Delphi or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, materially impair Delphi's ability to consummate the transactions contemplated hereby.

                  4.8 Finders or Brokers None of Delphi, the subsidiaries of Delphi, the Board of Directors of Delphi or any member of the Board of Directors of Delphi has employed any investment banker, broker, finder or intermediary in connection with the transaction contemplated hereby who might be entitled to a fee or any commission in connection with the transactions contemplated hereby.

                  4.9 Regulatory Matters. Delphi has not taken nor agreed to take any action, and to the best of its knowledge there is no fact or circumstance, that would materially impede or delay receipt of any approval referred to in Section 7.1(b) or the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V

                      CONDUCT OF BUSINESS OF THE COMPANIES
                              PENDING THE CLOSING

                  5.1 Conduct of Business of the Companies Pending the Closing. Each of the Companies and each Shareholder, jointly and severally, hereby covenant and agree with Delphi as follows:

                  (a) Except as contemplated by this Agreement or as expressly agreed to in writing by Delphi or as set forth in the Schedules attached hereto, during the period from the date of the execution of this Agreement to the Closing, each of the Companies will conduct its operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and key employees and to maintain satisfactory relationships with customers, clients, cedents, brokers, pool members, facility participants, fronting companies, retrocessionaires and others having business relationships with it and will take no action that is reasonably likely to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

                  (b) Without limiting the generality of the foregoing, prior to the Closing, neither of the Companies will, without the prior written consent of Delphi:

                           (i) amend its certificate or articles of
                  incorporation or organization or by-laws or other organizational documents;

                           (ii) authorize for issuance, issue, sell, deliver,
                  grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or ownership interests or any securities convertible into shares of any class of its capital stock or ownership interests, including the filing or processing of a registration statement under the Securities Act in connection with an initial public offering;

                          (iii) split, combine or reclassify any shares of its
                  capital stock or ownership interests, declare, set aside or pay any dividend or other distribution (whether in cash, stock, ownership interests or property or any combination thereof) in respect of its capital stock or ownership interests or purchase, redeem or otherwise acquire any shares of its capital stock or ownership interests, except as otherwise expressly provided in this Agreement;

                           (iv) (A) create, incur, assume, maintain or permit to
                  exist any debt for borrowed money; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or

                  (C) make any loans, advances or capital contributions to, or investments in, any other person;

                            (v) pay, directly or indirectly, any of its
                  liabilities before the same becomes due in accordance with its terms or otherwise other than in the ordinary course of business consistent with past practice;

                           (vi) except for the bonuses disclosed in Section
                  5.1(b) of the Disclosure Schedule, (A) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers; or (D) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock (or equity) purchase, stock (or equity) option, stock (or equity) appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

                           (vii) make any loan or advance to its shareholders or
                  to any of its directors, officers, consultants, agents, related parties or other representatives;

                           (viii) enter into any agreement or arrangement, or
                  modify or amend any existing agreement or arrangement, between either of the Companies, on the one hand, and any affiliate of either of the Companies or any of the Shareholders, on the other hand (other than the Transaction Documents);

                           (ix) except as otherwise expressly contemplated by
                  this Agreement, enter into any Contracts or modify or amend such Contracts directly, or on behalf of any reinsurance facility, except Contracts for reinsurance, retrocession or other services in the ordinary course of business consistent with past practice;

                           (x) authorize or enter into any agreement in
                  principle or agreement with respect to, any plan of liquidation or dissolution, any acquisition of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of assets or securities or any change in its capitalization, the value of which does not exceed $50,000 in the aggregate;

                           (xi) make any capital expenditures or commitments
                  therefor in excess of $100,000 in the aggregate, other than investment transactions in the ordinary course of business consistent with past practice;

                           (xii) make any change in the accounting methods or
                  accounting practices followed by the Companies;

                           (xiii) settle or compromise any federal, state, local
                  or foreign Tax liability, make any new Tax election (other than an income tax election that relates solely to the method of allocating among the Shareholders Unicover's taxable income for its S Corporation taxable year ending on the Closing
                  Date), revoke or modify any existing Tax election, or make, request or consent to a change in any method of Tax accounting, except as otherwise expressly required or permitted elsewhere in this Agreement or in the other Transaction Documents;

                           (xiv) intentionally take any action that would impede
                  or delay the consummation of the transactions contemplated by this Agreement or the ability of either of the Companies or Delphi to obtain any approval required for the transactions contemplated by this Agreement or to perform their covenants and agreements under this Agreement; or

                           (xv) agree to do any of the foregoing.


                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

                  6.1 Cooperation.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including without limitation using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, and submissions of information requested by governmental authorities, and (vi) to fulfill all conditions to this Agreement.

                  (b) Each of the Companies will make available to Delphi copies of all written correspondence, filings or communications (or memoranda setting forth the substance thereof) between (i) either of the Companies or their representatives, on the one hand, and the regulatory authorities referred to in
Section 7.1(b) hereof, on the other hand, and (ii) either of the Companies or their representatives, on the one hand, and the pool members, facility participants, retrocessionaires and other reinsurance clients with which they conduct business, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of any applicable foreign, Federal or state statute.

                  (c) Delphi will supply the Companies with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Delphi or its representatives, on the one hand, and the regulatory authorities referred to in Section 7.1(b) hereof, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

                  6.2 Availability of Employees and Records. Each of the Companies and the Shareholders covenant and agree that, between the date of execution of this Agreement and the Closing Date, each of the Companies will, and will use its best efforts to cause the advisors and service providers of each of the Companies to, make available to Delphi and its authorized agents, actuaries, attorneys, accountants, and other representatives, at all reasonable times and under reasonable circumstances, for inspection, examination, copying or verification, all of the books, operating records, financial records, investment records, returns, and reports of every kind, and all working papers pertaining thereto, of each of the Companies, its advisors and service providers, and permit access to and examination of all contracts and records pertaining to agreements between either of the Companies and any person and of all properties and assets owned by the Companies, or in which either of the Companies has any interest, all for the purpose of making such verification of the warranties, representations, statements, and other information made or provided by the Companies (collectively, the "Diligence Update"). Each of the Companies and the Shareholders will cause the officers and employees of the Companies having material knowledge concerning the operation of the business of either of the Companies to cooperate in connection with any such Diligence Update at reasonable times and upon reasonable notice. The representations, warranties, covenants and agreements of each of the Companies and the Shareholders set forth in this Agreement shall be effective regardless of any investigation that Delphi have undertaken or failed to undertake.

                  6.3 Notification of Changes and Default. Each of the Companies and the Shareholders covenant and agree that between the date of execution of this Agreement and the Closing Date, inclusive, each of the Companies will promptly give notice to Delphi of any of the following when known to either of the Companies or any of the Shareholders: (i) the occurrence of any event or circumstance or the discovery of any inaccuracy, omission or mistake which would cause the representations and warranties made by the Companies or the Shareholders or any of the information or documents theretofore delivered by the Companies or the Shareholders to Delphi pursuant to this Agreement, to be untrue or inaccurate in any material respect, whether as of the date of execution of this Agreement or at any time subsequent thereto and prior to the Closing Date; or (ii) the occurrence of any events or circumstances that would result in a violation or breach of any of the terms and provisions of this Agreement obligatory upon the Companies or the Shareholders.

                  6.4  Financial Statements, Etc.

                  (a) Each of the Companies and the Shareholders covenant and agree to deliver to Delphi, promptly upon the same becoming available to either of the Companies, copies of any financial statements or reports, filings, orders, and other communications delivered to or received from governmental authorities with respect to the licensure of each of the Companies or any other material matter from the date hereof through the Closing Date.

                  (b) Each of the Companies and the Shareholders covenant and agree to deliver to Delphi, promptly upon the same becoming available to either of the Companies, copies of regularly prepared monthly, quarterly and annual financial statements with respect to each of the Companies from the date hereof until the Closing Date.

                  (c) Delphi covenants and agrees to deliver to Robert J. Wojtowicz copies of quarterly and annual financial information with respect to each of the Companies for each such period through December 31, 2002, as prepared by management of the Companies in the ordinary course of business. Quarterly financial information shall be provided no later than 45 days after the end of each quarterly period and annual financial information shall be provided no later than 90 days after the end of each fiscal year.


                  6.5 Publicity. Neither of the Companies nor Delphi shall issue any press release or make any other public statements the general content of which pertains to the transactions contemplated hereby without the prior consent of the other party, such consent not to be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of the New York Stock Exchange, in which event the party making such determination will, if practicable in the circumstances, use all commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

                  6.6 No Solicitation. Each of the Companies and each of the Shareholders agrees that it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving either of the Companies or acquisition of any kind of all or substantially all of the assets, or any of the capital stock or ownership interests of either of the Companies (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than Delphi) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. The Shareholders shall promptly, but in no event more than one day after such receipt, advise Delphi in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Transaction (including the material terms thereof).

                  6.7 Resignation of Directors. At or prior to the Closing, each of the Companies shall deliver to Delphi the resignations of the directors, other than John E. Pallat, of each of the Companies, effective at the Closing.

                  6.8 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, the Companies, the Shareholders and Delphi shall bear their respective expenses incurred in connection with the transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of agents, representatives, counsel and accountants.

                  6.9  Tax Matters.

                  (a) Section 338(h)(10) Election. Delphi and the Shareholders shall make a joint election pursuant to Section 338(h)(10) of the Code, and any similar provision of state, local or foreign law, with respect to the sale of Unicover's stock. Within 120 days after the Closing Date, Delphi shall prepare and deliver to the Shareholders an allocation of the deemed sale price for Unicover's assets (the "Initial Purchase Price Allocation"). Within 120 days after each payment of Consideration made by Delphi pursuant to Section 1.2, Delphi shall prepare and deliver to the Shareholders a revised allocation of the deemed sale price for Unicover's assets (each, a "Revised Purchase Price Allocation"). In each of the foregoing allocations, (1) the aggregate amount of consideration that shall be allocated to accounts receivable of Unicover shall not exceed the aggregate book value of such accounts receivable as of the Closing Date, as determined in accordance with GAAP, and (2) all consideration in excess of the aggregate book value of all of the assets of Unicover as of the Closing Date, as determined in accordance with GAAP, shall be allocated to goodwill, going concern value, and other intangible assets described in Section 197(d)(1) of the Code, as mutually determined by Delphi and Unicover. Unless otherwise required by law, Delphi and the Shareholders shall not take any position inconsistent with the Initial Purchase Price Allocation and the Revised Purchase Price Allocations on any Tax Return (including, without limitation, Form 8023) or for any other tax purpose. All New Jersey and Illinois corporate income taxes imposed on Unicover as a result of the foregoing Section 338(h)(10) election (or any similar election under state or local law), other than state income taxes that are imposed under any New Jersey or Illinois law (including, without limitation, the Illinois Personal Property Tax Replacement Income Tax) that is similar or corresponds to Sections 1374 or 1375 of the Code, shall be borne by Delphi. All other state, local and foreign corporate income taxes imposed on Unicover as a result of the foregoing Section

338(h)(10) election (or any similar election under state or local law), other than any such corporate income taxes that are imposed under Sections 1374 or 1375 of the Code (or any similar provision of any state, local or foreign law), shall be borne 50% by Delphi and 50% by the Shareholders. All federal, state, local or foreign taxes imposed on the Shareholders in their capacity as shareholders of Unicover in connection with the foregoing Section 338(h)(10) election (or any similar election under state, local or foreign law) and any federal, state, local or foreign corporate income taxes imposed on Unicover pursuant to Sections 1374 and 1375 of the Code (or any similar provision of any state, local or foreign law) in connection with the foregoing Section 338(h)(10) election (or any similar election under state or local law), shall be borne by the Shareholders.

                  (b) Section 754 Election. The Shareholders shall cause Intermediaries to make an election pursuant to Section 754 of the Code (and any similar provision of state, local or foreign law) with respect to the sale of the ownership interests in Intermediaries pursuant to this Agreement. Any allocation required to be made pursuant to Section 755 of the Code in connection with such election(s) shall be made as determined by Delphi.

                  (c) Transfer Taxes. Any real estate transfer or other transfer taxes arising in connection with the sale of Ownership Interests contemplated by this Agreement shall be borne by the Shareholders.

                  (d) Pre-Closing Tax Refunds of Unicover. Any refunds or overpayments of Taxes of Unicover for any taxable period ending on or prior to the Closing Date or that are attributable to the period from January 1, 1998 through the Closing Date that are received by, or otherwise applied for the benefit of, Delphi shall be forwarded to the Shareholders; provided, however, that Delphi shall have no obligation to pursue any such refunds or overpayments.

                  (e) Mutual Cooperation. Delphi and the Shareholders will provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return or amendment thereto, any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes. The party requesting assistance hereunder shall reimburse the other party only for expenses incurred to third parties in providing such assistance.

                  (f) Delphi Tax Covenant. Delphi covenants that, without the prior consent of the Shareholders, it will not cause or permit any of the Companies, except as otherwise required by law or regulation or pursuant to any audit by any taxing authority, to make or change any tax election of a Company (except for the elections contemplated in this Section 6.9 or any other election required or expressly permitted elsewhere in this Agreement or the other Transaction Documents), amend any Tax Return of a Company or take any tax position on any Tax Return of a Company (other than a position based on any allocation contemplated by Section 6.9(a) hereof or a position required or permitted elsewhere in this Agreement or the other Transaction Documents), or take any action or enter into any transaction on or after the Closing Date (except as otherwise expressly required or expressly permitted elsewhere in this Agreement or in the other Transaction Documents) that will result in any tax liability of such Company or the Shareholders in respect of any tax period of such Company ending prior to Closing. Delphi agrees that the Shareholders are to have no liability for any pre-closing tax of a Company or its Shareholders resulting from any action prohibited by the preceding sentence, that is taken by Delphi or any of the Companies on or after the Closing Date and agrees to indemnify and hold harmless the Shareholders against any such pre-closing tax of a Company or its Shareholders (together with any interest, penalty, addition to tax or additional amount) and any costs and expenses directly related thereto (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and expenses). Any indemnity payment made pursuant to the preceding sentence of this Section 6.9(f) shall be reduced by the net tax benefit, if any, realized by the Shareholders (directly or indirectly through the Company) after taking into account all deductions, increased tax basis and income resulting from the event giving rise to such indemnity payment and the receipt of such indemnity payment.

                  6.10  Transfer Restrictions.

                  (a) Each Shareholder agrees that it will not sell, offer to sell, pledge, hypothecate, transfer or otherwise dispose of ("transfer") any of its Ownership Interests except to Delphi or a subsidiary of Delphi in accordance with this Agreement.

                  (b) For a period of three (3) years after each payment of Stock Consideration pursuant to Section 1.2(b) hereof (each such payment a "Stock Consideration Payment" and each such three-year period a "Three-Year Lock-Up Period"), each Management Shareholder shall not transfer any of the shares of Delphi Common Stock received by such Management Shareholder as part of such Stock Consideration Payment, except for (i) transfers by a Management Shareholder upon the death of such Management Shareholder by will or pursuant to the laws of descent or distribution, (ii) transfers to a Permissible Transferee (as hereinafter defined), or (iii) transfers in compliance with the applicable provisions of Rules 144 and 145 under the Securities Act, as amended from time to time, in an amount not to exceed twenty-five percent (25%) of the number of shares of Delphi Common Stock issued to such Management Shareholder as part of each Stock Consideration Payment. For purposes of this Section 6.10, "Permissible Transferee" shall mean, with respect to each Shareholder, (i) any other Shareholder, (ii) any spouse, child or grandchild or spouse of a child or grandchild of such Shareholder (a "Family Member"), or (iii) any trust for the benefit of such Shareholder or Family Member of such Shareholder.

                  (c) For a period of two (2) years after each Stock Consideration Payment (each such two-year period a "Two-Year Lock-Up Period"), each Non-Management Shareholder shall not transfer any of the shares of Delphi Common Stock received by such Non-Management Shareholder as part of such Stock Consideration Payment, except for (i) transfers by a Non-Management Shareholder upon the death of such Non-Management Shareholder by will or pursuant to the laws of descent or distribution, (ii) transfers to a Permissible Transferee, or (iii) transfers in compliance with the applicable provisions of Rules 144 and 145 under the Securities Act, as amended from time to time, in an amount not to exceed twenty-five percent (25%) of the number of shares of Delphi Common Stock issued to such Shareholder as part of each Stock Consideration Payment.

                  (d) In addition to the foregoing restrictions, during each Three-Year Lock-up Period or Two-Year Lock-up Period, as applicable, each Shareholder shall not make or engage in any "short sales" or any option or other form of derivative transaction involving or relating to Delphi Common Stock except that each Non-Management Shareholder may enter into a zero-premium collar transaction as described in Exhibit D hereto (a "Collar"), provided, however, that any such Collar must be provided by a nationally recognized financial institution reasonably acceptable to Delphi and provided, further, that such provider shall agree, in writing for the benefit of Delphi, not to hedge its exposure to Delphi Common Stock under such Collar by means of any transaction involving or relating to Delphi Common Stock (including but not limited to short sales, options and any other form of derivative transaction relating to Delphi Common Stock).

                  (e) Any transfers by the Shareholders following the expiration of the applicable Three-Year Lock-up Period or Two-Year Lock-up Period, as the case may be, of shares of Delphi Common Stock received by such Shareholder as a Stock Consideration Payment shall be made only pursuant to an effective registration statement or a valid exemption from the registration requirements of the Securities Act; provided that with respect to any transfer pursuant to such an exemption, Delphi may, in its discretion, require the transferor thereof to provide to Delphi a written opinion of counsel reasonably acceptable to Delphi, the form and substance of which opinion shall be reasonably satisfactory to Delphi, to the effect that such transfer does not require registration under the Securities Act.

                  (f) Notwithstanding anything to the contrary in this Section 6.10, in no event shall the transfer restrictions on any Stock Consideration paid in the publicly-traded common equity of another entity pursuant to clause (ii) of Section 1.2(d) hereof as a result of a Change of Control ("Change of Control Stock Consideration") be more restrictive than the transfer restrictions applicable to the publicly-traded common equity of such entity received by senior management of Delphi in connection with such Change of Control, and in such circumstances, to the extent this Section 6.10 would be more restrictive with respect thereto, such lesser restrictions applicable to senior management of Delphi shall be deemed incorporated by reference herein and made applicable to the Change of Control Stock Consideration.

                  (g) Notwithstanding anything to the contrary contained in this
Section 6.10, no transfer permitted pursuant to Section 6.10(b)(ii) or 6.10(c)(ii) shall be permitted unless and until the transferee of such shares executes a written instrument in favor of Delphi agreeing to be bound by the terms and provisions of this Agreement.

                  6.11 Change of Control. In the event of a Change of Control in which the surviving entity or one of its subsidiaries or divisions manages worker's compensation and accident and health reinsurance pools, then Delphi or such surviving entity shall cause a majority of the members of Unicover's Board of Directors to be selected from Unicover's senior management as constituted immediately prior to such Change of Control, effective upon such Change of Control and continuing until the end of the period to which the payment provided for in Section 1.2(b)(v) hereof relates.

                  6.12 Employment of Chief Executive Officer. Delphi covenants and agrees that in the event that during the Employment Period (as defined in the Employment Agreement with John E. Pallat), John E. Pallat shall cease to act as Chief Executive Officer of the Companies by reason of death or disability, then any successor shall be reasonably acceptable to the Shareholders other than John E. Pallat.

                  6.13 Effect on Business. Delphi covenants and agrees that it will not take any action which materially inhibits or would otherwise have a material adverse effect on the business, operations or financial condition of the Companies as the business is currently being conducted or as contemplated in the financial projections referenced in Section
3.29 hereof, provided, that Delphi makes no representation as to the ability of the Companies to achieve the results reflected in such projections.

                  6.14 401(k) Rollover. Effective as of the Closing Date, employees of the Companies ("Company Employees") who are participants in the TRM International, Inc. Savings and Profit Sharing Plan (the "TRM 401(k) Plan") shall cease to be eligible for any future contributions to the TRM 401(k) Plan, shall have a fully vested and nonforfeitable interest in their account balances thereunder, and shall be entitled to a distribution of their account balances under the TRM 401(k) Plan in accordance with and to the extent permitted by Code
Section 401(k)(10) and other applicable provisions of the Code. Company Employees who receive an eligible rollover distribution (within the meaning of Section 402(f)(2) of the Code, including a direct rollover distribution with the meaning of Section 401(a)(31) of the Code) from the TRM 401(k) Plan shall, subject to the provisions of Section 402 of the Code, be eligible to make a rollover contribution to the Reliance Standard Life Insurance Company Retirement Savings (401(k)) Plan or to another defined contribution plan of Delphi or its affiliates (the "Buyer's 401(k) Plan"). To the extent that a direct rollover distribution, within the meaning of Section 401(a)(31) of the Code, is made, such rollover contribution may include promissory notes for loans made to Company Employees under the terms of the TRM 401(k) Plan, provided such rollovers are permitted by applicable provisions of the plans. Service by Company Employees under the TRM 401(k) Plan shall be recognized under the Buyer's 401(k) Plan for purposes of the eligibility to participate and vesting.

                  6.15  Nondisclosure of Confidential Information.

                  (a) Shareholders. Each Shareholder recognizes and acknowledges that he has had in the past, currently has, and in the future may possibly have, access to information concerning the business and affairs of Delphi and its subsidiaries or the Companies ("Confidential Information"). Each Shareholder agrees that he will not disclose any such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Delphi, its subsidiaries and the Companies, or any of their successors or affiliates, unless (i) the Shareholders can show that such Confidential Information has become known or available to the public generally through no fault of the Shareholders, (ii) disclosure is required by law or the order of any governmental authority, (iii) the disclosing party reasonably believes, based on the advice of counsel, that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) in each case of the Management Shareholder, disclosure by such Management Shareholder of certain information is necessary or appropriate for the conduct of the business of the Company, in accordance with Unicover's internal policies in effect at the time of such disclosure, provided that, prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Shareholder shall give prior written notice thereof to Delphi and provide Delphi with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. In the event of a breach or threatened breach by the Shareholders of the provisions of this Section 6.12, Delphi and the Companies shall be entitled to an injunction restraining the Shareholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Delphi and the Companies from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                  (b) Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, Delphi, each of the Companies and the Shareholders agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by, without limitation, injunctions and restraining orders.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

                  7.1 Conditions to Each Party's Obligations. The respective obligation of each party to consummate the purchase and sale of the Ownership Interests as contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) No Injunctions or Restraints. No material judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the transaction contemplated hereby.

                  (b) Premerger Notification. The waiting period required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

                  7.2 Conditions to Obligations of Delphi. The obligation of Delphi to consummate the purchase and sale of the Ownership Interests as contemplated by this Agreement is further subject to satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. The representations, warranties and covenants of the Companies and the Shareholders set forth herein, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

                  (b) Performance of Obligations of the Companies and the Shareholders. Each of the Companies and the Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) Opinion of Counsel to the Companies and the Shareholders. Delphi shall have received an opinion from Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to the Companies and the Shareholders, dated the Closing Date, substantially to the effect set forth in Exhibit E hereto.

                  (d) Certificates. Each of the Companies shall have delivered to Delphi an officer's certificate and the Shareholders shall have delivered a certificate, each in form and substance and determined on a basis satisfactory to Delphi and its counsel, to the effect of the matters stated in Section 7.2(a) and Section 7.2(b).

                  7.3 Conditions to Obligations of the Companies and the Shareholders. The obligation of the Companies and the Shareholders to consummate the purchase and sale of the Ownership Interests as contemplated by this Agreement is further subject to satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Delphi set forth herein, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

                  (b) Performance of Obligations of Delphi. Delphi shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) Opinion of Delphi Counsel. The Companies shall have received an opinion from Cahill Gordon & Reindel, special counsel to Delphi, substantially to the effect set forth in Exhibit F hereto.

                  (d) Certificates. Delphi shall have delivered to the Companies and the Shareholders a certificate of an officer of Delphi, in form and substance and determined on a basis satisfactory to the Companies and their counsel to the effect of the matters stated in Section 7.3(a) and
         (b).


                                  ARTICLE VIII

                                   TERMINATION

                  8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of each of the Companies and Delphi;

                  (b) by either the Companies and the Shareholders as a group, on the one hand, or Delphi, on the other hand, if the purchase and sale of Ownership Interests as contemplated by this Agreement shall not have been consummated by the later to occur of (i) November 15, 1998 or (ii) one week after the expiration or termination of the waiting period required pursuant to the HSR Act; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (with the Companies and the Shareholders deemed to be a single party for this purpose) whose failure to perform any of its obligations under this Agreement results in the failure of such transactions to be consummated by such time;

                  (c) by Delphi, if either of the Companies or any Shareholder shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (which breach is not cured within 15 business days after receipt by either of the Companies or such Shareholders, as the case may be, of a written notice of such breach from Delphi specifying the breach and requesting that it be cured); or

                  (d) by either of the Companies and the Shareholders as a group, if Delphi shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (which breach is not cured within 15 business days after receipt by Delphi of a written notice of such breach from either of the Companies and the Shareholders specifying the breach and requesting that it be cured).

                  8.2 Effect of Termination. The termination of this Agreement shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article VIII, this Agreement shall become void and have no effect, with no liability on the part of any party or its shareholders or stockholders or directors or officers in respect thereof except for (i) agreements which survive the termination of this Agreement, (ii) any liability that Delphi, either of the Companies or any Shareholder might have arising from a breach of this Agreement and (iii) in the event of termination pursuant to
Section 8.1(c) or (d), then notwithstanding Section 6.8, the breaching party (with the Companies and the Shareholders deemed to be a single party for this purpose) shall be liable to the other party for any expenses incurred in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  9.1  Delphi's Losses.

                  (a) Subject to the other provisions of this Article IX, each Shareholder agrees, severally and not jointly, to indemnify and hold harmless Delphi and each of the Companies and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (collectively, the "Delphi Indemnified Parties", and each, a "Delphi Indemnified Party") from, against and in respect of any and all Delphi's Losses (as defined below) suffered, sustained, incurred or required to be paid by any Delphi Indemnified Party by reason of (i) any representation or warranty made (whether as of the date of this Agreement, as of the Closing Date or as of another date) by such Shareholder in Article II of this Agreement or in Section 4 of either of the Option Agreements, in the Disclosure Schedule or in any certificate or other document or instrument delivered by or on behalf of any Shareholder in connection herewith (all of which, for purposes of this Article IX, shall be read as if they contained no qualifications for material adverse effect or material adverse change and no other qualifications, exceptions or provisos relating to materiality) being untrue or incorrect in any material (as defined below) respect; or (ii) any failure by any of such Shareholder to observe or perform any of their respective covenants and agreements set forth in this Agreement in any material respect.

                  (b) Subject to the other provisions of this Article IX, the Shareholders agree, severally and not jointly, to indemnify and hold harmless the Delphi Indemnified Parties from, against and in respect of any and all Delphi's Losses suffered, sustained, incurred or required to be paid by Delphi by reason of (i) any representation or warranty made (whether as of the date of this Agreement, as of the Closing Date or as of another date) by the Companies and the Shareholders in Article III of this Agreement, in the Disclosure Schedule or in any certificate or other document or instrument delivered by or on behalf of the Companies in connection herewith (all of which, for purposes of this Article IX, shall be read as if they contained no qualifications for material adverse effect or material adverse change and no other qualifications, exceptions or provisos relating to materiality) being untrue or incorrect in any material (as defined below) respect; (ii) any failure by either of the Companies or the Shareholders to observe or perform any of its covenants and agreements set forth in this Agreement in any material respect; or
(iii) the business, operations or assets of each of the Companies and predecessors prior to the Closing Date or the actions or omissions of the directors, officers, shareholders, employees or agents thereof prior to the Closing Date, other than Delphi's Losses directly arising from matters expressly disclosed in this Agreement or the Disclosure Schedule hereto.

                  (c) "Delphi's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Shareholders' consent, not to be unreasonably withheld), losses, liabilities, claims, costs and expenses (including, without limitation, reasonable fees of attorneys, consultants and technical representatives). For purposes of indemnification pursuant to this Section 9.1 and for purposes of the representations and warranties and covenants herein insofar as they form a basis for such indemnification, "material" shall mean that the amount of Delphi's Losses suffered, sustained, incurred or required to be paid by reason of a representation or warranty being untrue or incorrect or a failure to observe or perform shall, taken together with all other Delphi's Losses suffered, sustained, incurred or required to be paid by reason of any other such breach or failure, have exceeded $1,000,000, in which event the Shareholders' indemnification shall be effective with respect to all such Delphi's Losses in excess of such amount. The aggregate amount of any Shareholder's liability under this Article IX shall not exceed such Shareholder's Percentage of the Consideration, provided, however, that if any liability arises on the part of any Shareholder under this Article IX which is not satisfied in full, Delphi shall be entitled to offset against any and all payments of Additional Consideration which are then or thereafter become due to such Shareholder the amount of such Shareholder's unpaid liability under this Article IX as of the date such Additional Consideration payment is determined and Delphi's obligation to make such payment of Additional Consideration shall be fully satisfied to the extent of such offset amount.

                  9.2  Shareholders' Losses.

                  (a) Subject to the other provisions of this Article IX, Delphi agrees to indemnify and hold harmless the Shareholders from, against, for and in respect of any and all Shareholders' Losses (as defined below) suffered, sustained, incurred or required to be paid by the Shareholders by reason of (i) any representation or warranty made (whether as of the date of this Agreement, as of the Closing Date or as of another date) by Delphi in Article IV of this Agreement, in the Disclosure Schedule or in any certificate or other document or instrument delivered by or on behalf of Delphi in connection herewith being untrue or incorrect in any material respect; or (ii) any failure by Delphi to observe or perform its covenants and agreements set forth in this Agreement in any material respect.

                  (b) "Shareholders' Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Delphi's consent, not to be unreasonably withheld), losses, liabilities, claims, costs and expenses (including, without limitation, reasonable fees of attorneys, consultants and technical representatives).

                  9.3 Notice of Loss. Except to the extent set forth in the next sentence, Delphi and the Shareholders will not have any liability under the indemnity provisions of this Article IX with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given written notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article IX, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Delphi's Losses pertaining to matters set forth in
Section 9.1, the Shareholders shall be the Indemnifying Party and the Delphi Indemnified Party or Parties suffering such Delphi's Losses shall be the Indemnified Party. With respect to the Shareholders' Losses, Delphi shall be the Indemnifying Party and the Shareholder suffering such Shareholders' Losses shall be the Indemnified Party.

                  9.4 Right to Defend. Upon receipt of notice of any suit, action, investigation, proceeding or claim for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to assume control of the defense of any such suit, action, investigation, proceeding or claim at its own cost and expense, and to settle or compromise such suit, action, investigation, proceeding or claim in its discretion, subject to the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, proceeding or claim, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable fees of attorneys, consultants and technical representatives, disbursements and all amounts paid as a result of such suit, action, investigation, proceeding or claim or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.

                  9.5 Cooperation. The Delphi Indemnified Parties, the Shareholders and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

                  9.6 Subrogation. In the event the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article IX, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amounts paid by it pursuant to this
Article IX in connection therewith.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 Survival of Covenants, Agreements, Representations and Warranties.

                  (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing Date and shall continue in full force and effect thereafter according to their terms without limit as to duration unless otherwise expressly provided therein.

                  (b) Representations and Warranties. All representations and warranties contained herein shall survive the Closing Date and shall continue in full force and effect thereafter for the period from the Closing Date until June 1, 2000, except that (i) the representations and warranties in Section 3.17 shall survive until ten (10) days after all potential claims thereon shall be barred by the applicable statute of limitations and (ii) the representations and warranties made in Article II shall survive indefinitely; provided that, in the event any claim for a breach of any representation or warranty has been asserted with reasonable specificity prior to the last day such representation or warranty would otherwise survive pursuant to this Section 10.1, such representation and warranty shall survive until final disposition of such claim.

                  10.2 Closing and Waiver.

                  (a) Unless this Agreement shall have been terminated in accordance with the provisions of Section 8.1 hereof, a closing (the "Closing" and the date and time thereof being the "Closing Date") will be held as soon as reasonably practicable after the conditions set forth in Sections 7.1, 7.2 and
7.3 shall have been satisfied or waived. The Closing will be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York or at such other places as the parties may agree.

                  (b) At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

                  10.3 Notices.

                  (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

                  If to Delphi:

                           Delphi Financial Group, Inc.
                           1105 North Market Street, Suite 1230
                           P.O. Box 8985
                           Wilmington, Delaware  19899

                           Facsimile No.:  (302) 427-7663
                           Attention:  President

                           with copies to:

                           Delphi Capital Management, Inc.
                           650 Madison Avenue, Suite 2600
                           New York, NY  10022

                           Facsimile No.:  (212) 838-7598
                           Attention:  President

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005

                           Facsimile No.:  (212) 269-5420
                           Attention:  Geoffrey E. Liebmann, Esq.

                  If to either of the Companies:

                           Unicover Managers, Inc.
                           901 Warrenville Road
                           Suite 115
                           Lisle, IL  60532

                           Facsimile No.:  (630) 663-1889
                           Attention:  President

                           with copies to:

                           Unicover Managers, Inc.
                           One Cragwood Road
                           South Plainfield, NJ  07080

                           Facsimile No.:  (908) 668-0805
                           Attention:  Chairman

                           Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas
                           New York, New York  10104-0053

                           Facsimile No.:  (212) 541-4630
                           Attention:  Michael Rosen, Esq.

                  If to the Shareholders:

                           John E. Pallat
                           37 Humbert Street
                           Princeton, NJ  08542

                           Thomas J. Dunn
                           2347 Wilmington Court
                           Naperville, IL  60565

                           Robert J. Wojtowicz
                           13 Hill Hollow Road
                           Warren, NJ  07059

                           Joseph P. Wojtowicz
                           42 Vanderver Drive
                           Basking Ridge, NJ  07920

                           Kenneth C. Griebell
                           104 North Kenilworth Avenue
                           Oak Park, IL  60301

                           Joseph F. Munson
                           13502 Coco Plum Court
                           Palm City, FL  34990

                           with a copy to:

                           Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas
                           New York, New York  10104-0053
                           Facsimile No.:  (212) 541-4630
                           Attention:  Michael Rosen, Esq.

                  (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile (with receipt confirmed); and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery postage pre-paid or billed to sender.

                  10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.5 Interpretation. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof; "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

                  10.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Delphi, each of the Companies and Shareholders representing in excess of seventy-five percent (75%) of the Ownership Interests held by Shareholders affected by such proposed amendment.

                  10.7 Assignment. This Agreement may not be assigned, other than by Delphi to an affiliate of Delphi, by any party hereto except with the prior written consent of the non-assigning parties.

                  10.8 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement, except for rights of Delphi Indemnified Parties as set forth in Article IX (Indemnification).

                  10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

                  10.10 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Employment Agreements, the Letter Agreements, the Side Letters, the Non-competition Agreements and the Option Agreements constitute the entire agreement between the parties pertaining to the subject matter hereof and thereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in the Transaction Documents including the Schedules hereto. Without limiting the generality of the foregoing, the Shareholders make no representation to Delphi with respect to (a) any projections, estimates or budgets delivered to Delphi of future revenues, expenses or expenditures or future results of operations of the Companies or (b) any other documents or information made available to Delphi or its counsel, accountants or advisers except in the case of either (a) or (b) as expressly covered by the representations and warranties contained in Articles II and III hereof. Specifically, and in that regard, Delphi agrees that it has not relied on any information or statements contained in that certain Confidential Information Memorandum, dated July, 1998 (except to the extent that consistent information or statements were made in the representations and warranties herein or in the Option Agreements) and is relying solely on its own due diligence and the representations and warranties contained herein and in the Option Agreements.

                  10.11 Relationship Among Certain Agreements. In the event that a final determination has been made, in accordance with the arbitration provisions of Exhibit B hereto, that Delphi has breached the provisions of
Section 6.13 hereof, then the Non-Competition Agreements shall automatically become void and have no effect. Any (i) termination of John E. Pallat other than
(A) for Cause (as defined in his Employment Agreement) or (B) as a result of a breach by him of his Employment

Agreement or (ii) breach by Delphi of Section 2 of his Employment Agreement will also be deemed a breach by Delphi under this Agreement. The remedy contained in this Section 10.11 shall be in addition to any other remedy available pursuant to this Agreement.

                  10.12 No Recourse Against Others. No director, officer or employee, as such, of Delphi, its Subsidiaries or either of the Companies shall have any liability for any obligations of Delphi or either of the Companies, respectively, under this Agreement for any claim based on, in respect of or by reasons of such obligations or their creation.

                  10.13 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  10.14 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  10.15 Facsimiles. Any facsimile signature of any party hereto or to any other agreement executed in connection herewith (other than on any securities or transfer instruments) shall constitute a legal, valid and binding execution hereof by such party.

                  10.16 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed on this 10th day of November, 1998 by their duly authorized officers all as of the day and year first above written.


                                    DELPHI FINANCIAL GROUP, INC.


                                    By:   /s/ Robert Rosenkranz
                                       ----------------------------------------
                                          Name:  Robert Rosenkranz
                                          Title: Chairman & President



                                    Unicover Managers, Inc.


                                    By:   /s/ John E. Pallat
                                       ----------------------------------------
                                          Name:  John E. Pallat, III
                                          Title: Chief Executive Officer



                                    Unicover Intermediaries, LLC


                                    By:   /s/ John E. Pallat
                                       ----------------------------------------
                                          Name:  John E. Pallat, III
                                          Title: Chief Executive Officer

                                          SHAREHOLDERS:



                                          /s/ John E. Pallat
                                          ----------------------------------
                                          John E. Pallat


                                          /s/ Thomas J. Dunn
                                          ----------------------------------
                                          Thomas J. Dunn


                                          /s/ Robert J. Wojtowicz
                                          ----------------------------------
                                          Robert J. Wojtowicz


                                          /s/ Joseph P. Wojtowicz
                                          ----------------------------------
                                          Joseph P. Wojtowicz


                                          /s/ Kenneth C. Griebell
                                          ----------------------------------
                                          Kenneth C. Griebell


                                          /s/ Joseph F. Munson
                                          ----------------------------------
                                          Joseph F. Munson

                                                                    Exhibit A to
                                                        Stock Purchase Agreement

                               Ownership Interests
                               -------------------

                                               Unicover
                         Unicover           Intermediaries
                         Managers             Membership             Shareholder's
 Shareholder           Common Stock            Interests              Percentage
 -----------           ------------         --------------           -------------
Shareholder A           30 shares               29.25                     29.25 %
Shareholder B           30                      29.25                     29.25
Shareholder C           30                      29.25                     29.25
Shareholder D            5                       4.875                     4.875
Shareholder E            5                       4.875                     4.875
Shareholder F            2.564                   2.5                       2.5
                       -------------           --------                  --------
                       102.564 shares          100                       100.00 %
Total

                                                                       Exhibit B
                                                     to Stock Purchase Agreement


Consideration Determination Procedures


OBJECTIVE:

                  The following procedures are intended to be a measurement tool for the Consideration to be paid pursuant to Section 1.2 of the Stock Purchase Agreement (the "Agreement") (to which these procedures are attached as Exhibit
B) based upon the Pre-tax Cash Flow of the Companies. Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

                  Pre-tax Cash Flow for the periods following the Closing will be adjusted dollar-for-dollar positively for any expense, capital expenditure, allocation or any other items that reduce Pre-tax Cash Flow which were determined or imposed by Delphi or its affiliates that were not contemplated in the stand-alone projections referenced in Section 3.29 of the Agreement. Pre-tax Cash Flow for the periods following the Closing will be adjusted dollar-for-dollar negatively for any investment or other items that increase Pre-tax Cash Flow that do not represent cash flow generated by the Companies.

CALCULATION:

                  Delphi will provide the Shareholders with a detailed written calculation of its determination of Pre-tax Cash Flow (each such determination, a "Delphi Determination") within three months after the end of the relevant measurement period. Pre-tax Cash Flow will be the result of subtracting actual cash expenditures of the Companies from actual cash received by the Companies for each relevant measurement period. Actual cash received by the Companies will include actual cash receipts from services provided to the Unicover Occupational Accident Facility, the Lincoln National Life Insurance Company Occupational Accident Facility, the Reliance Insurance Company

Facility, the Loss Portfolio Transfer Facility, the Buffer Facility, any new facilities, investment income on cash received through the end of the quarter in which such cash is received and any other actual cash received. Actual cash expenditures will include actual costs related to salaries, taxes (other than federal, state and local income taxes), benefits, bonuses (other than through the Employee Limited Liability Company), rent, utilities, telecommunications, travel and entertainment, professional fees, information systems, insurance, miscellaneous and any other actual expenditures (including capital expenditures). Actual cash expenditures will exclude any income taxes that result from the activities of the Companies and any bonuses paid through the Employee Limited Liability Company.

ARBITRATION:

                  If the Shareholders shall disagree with any Delphi Determination, the Shareholders shall give written notice of such disagreement to Delphi within 10 business days after receipt of the applicable Delphi Determination. If, within 20 business days after Delphi's receipt of such notice of disagreement, Delphi and the Shareholders are unable to agree with regard to any Delphi Determination, the disagreement may be submitted to arbitration by either Delphi or the Shareholders, which arbitration election shall be final and binding on the parties. The party instituting the arbitration procedures shall give written notice to the other party of its election to arbitrate, and such notice shall specify the name and address of the person designated to act as an arbitrator on its behalf. Within 10 business days after the service of such notice, the second party shall notify the first party of the appointment of the person designated to act as arbitrator on the second party's behalf. If the second party fails to notify the first party of the appointment of its arbitrator within the period specified above, then the second arbitrator shall be appointed by the American Arbitration Association ("AAA"), or any organization successor thereto, in accordance with its then prevailing rules. The two arbitrators so chosen shall meet within 10 business days after the second arbitrator is appointed and shall select the third arbitrator by mutual agreement. If the two arbitrators shall fail to appoint a third arbitrator within 10 business days after the second arbitrator is appointed, then the third arbitrator shall be appointed by AAA, or any organization successor thereto, in accordance with its then prevailing rules. Each arbitrator chosen or appointed pursuant to this Exhibit B shall be an active or retired officer of an insurance or reinsurance company, experienced and in good standing in the insurance or reinsurance industry and shall be a disinterested person.

                  The arbitrators shall review the relevant provisions of the Stock Purchase Agreement and any documents or materials supplied by either party supporting such party's position. The arbitrators shall render their decision with regard to the disputed Delphi Determination upon the concurrence of at least two of their number not later than 30 business days after the appointment of the third arbitrator. The decision of the arbitrators shall be in writing, and counterpart copies shall be delivered to each of Delphi and the Shareholders. In rendering their decision, the arbitrators shall have no power to modify any of the provisions of the Stock Purchase Agreement. The decision of the arbitrators shall be final and binding. All arbitration proceedings shall occur in New York, New York and, absent express written agreement by the parties to the contrary, shall be governed by the then prevailing rules of AAA, or any organization successor thereto. Judgment may be entered on the award of the arbitrators and may be enforced in accordance with the laws of the State of New York.

                  Immediately upon a party hereto giving written notice of its election to arbitrate hereunder, Delphi agrees upon reasonable advance request to cause the Companies to provide the Shareholders with access to the books and records of the Companies which reasonably relate to the Delphi Determination in dispute at reasonable times during the normal business hours of the Companies.

                  Each party shall pay the fees and expenses of the original arbitrator that it appointed (or, in the case of the second party, the arbitrator appointed on its behalf if it should fail to appoint its own arbitrator). The fees and expenses of the third arbitrator and all other expenses of the arbitrators shall be borne by the parties equally. Each party shall bear the expense of its own counsel and the preparation and presentation of proof, or supportive documentation.

                                                                       Exhibit C
                                                     to Stock Purchase Agreement


                           Pre-tax Cash Flow Multiples
                           ---------------------------

                                 4th Quarter               1999              2000               2001              2002
   Shareholder                   1998 Results             Results           Results            Results           Results
   -----------                   ------------             -------           -------            -------           -------
Shareholder A                      0.2925000             0.5850000         0.5118750         0.4387500          0.3656250
Shareholder B                      0.2925000             0.5850000         0.5118750         0.4387500          0.3656250
Shareholder C                      0.2925000             0.5850000         0.5118750         0.4387500          0.3656250
Shareholder D                      0.0487500             0.0975000         0.0853125         0.0731250          0.0609375
Shareholder E                      0.0487500             0.0975000         0.0853125         0.0731250          0.0609375
Shareholder F                      0.0250000             0.0500000         0.0437500         0.0375000          0.0312500
                                 -----------------------------------------------------------------------------------------
    Total                          1.0                   2.0               1.75              1.5                1.25
                                   ---                   ---               ----              ---                ----

                          DELPHI FINANCIAL GROUP, INC.
                            1105 North Market Street
                            Suite 1230, P.O. Box 8985
                           Wilmington, Delaware 19899


                                                           As of October 1, 1998


Shareholder B



                           RE: UNICOVER MANAGERS, INC.

Dear Mr. [Name]:

                  Reference is made to the Stock Purchase Agreement dated as of the date hereof by and among Delphi Financial Group, Inc. ("Delphi"), Unicover Managers, Inc. and Unicover Intermediaries, LLC (collectively, the "Companies") and the Shareholders named therein (the "Stock Purchase Agreement") and the Option Agreements dated as of the date hereof by and among Delphi and the Shareholders (the "Option Agreements"). Terms used but not defined in this letter agreement have the meanings assigned thereto in the Stock Purchase Agreement or the Option Agreements.

                  Simultaneously with the execution hereof, Delphi, the Companies and the Shareholders have entered into the Stock Purchase Agreement and the Option Agreements. Subject to the conditions set forth in the Stock Purchase Agreement and the Option Agreements, the Ownership Interests in the Companies held by the Shareholders will be purchased by Delphi for, in part, the Additional Consideration and Exercise Consideration set forth in the Stock Purchase Agreement and the Option Agreements, respectively.

                  Due to circumstances personal to you, without affecting in any way (a) your obligations under the Stock Purchase

Agreement or the Option Agreements or (b) the rights or obligations of, or Delphi's obligations to, the other Shareholders under the Stock Purchase Agreement or the Option Agreements, Delphi will pay to you, at the Closing, $21,090,713 (plus interest at a rate per annum equal to 6% from October 1, 1998 until the Closing Date) in cash in lieu of 98.325% of the Additional Consideration payments and 100% of the Exercise Consideration payments that may become due to you pursuant to the Stock Purchase Agreement and Option Agreements, respectively, provided, however, that you will repay, pursuant to
Section 1.2 of the Stock Purchase Agreement and Section 3 of the Option Agreements, your Shareholder's Percentage of any Excess Distributions. Delphi hereby agrees to waive your representation and warranty under Section 2.3(b) of the Stock Purchase Agreement insofar as such section conflicts with the provisions of this letter agreement. By your execution of this letter agreement, you acknowledge that your receipt of this amount satisfies in all respects the obligations of Delphi pursuant to the Stock Purchase Agreement and the Option Agreements to make any Additional Consideration payments or payments of Exercise Consideration to you and, together with the payment to which you may be entitled pursuant to Section 1.2(a) of the Stock Purchase Agreement and Section 3(a)(i) of the Option Agreements, constitutes payment in full for your Ownership Interests in the Companies and, to the extent the Options granted in the Option Agreements are exercised, Olga and ARRCL. Furthermore, you hereby waive any and all rights you may have to receive payment of any Consideration or Exercise Consideration (including, without limitation, any and all Additional Consideration), other than the payments to which you may be entitled pursuant to
Section 1.2(a) of the Stock Purchase Agreement and Section 3(a)(i) of the Option Agreements. Finally, you reiterate the representations and warranties contained in Section 2.2 of the Stock Purchase Agreement and Section 4 of the Option Agreements in relation to this letter agreement as fully as if this letter agreement were referenced therein, and agree that the provisions of Sections 6.3, 7.2(a) and 9.1 of the Stock Purchase Agreement shall for all purposes be applied as if this letter agreement were so referenced.

                  This letter agreement shall become effective only upon consummation of the Stock Purchase Agreement. This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

                            [Signature Page Follows]

                                           Very truly yours,


                                           DELPHI FINANCIAL GROUP, INC.


                                           By: /s/Robert Rosenkranz
                                              ---------------------------------
                                               Name:  Robert Rosenkranz
                                               Title: Chairman & President






Accepted and agreed to as of
the date first written above:


/s/[Name]
-----------------------------
   [Name]

                          DELPHI FINANCIAL GROUP, INC.
                            1105 North Market Street
                            Suite 1230, P.O. Box 8985
                           Wilmington, Delaware 19899


                                                           As of October 1, 1998


Shareholder E




                           RE: UNICOVER MANAGERS, INC.

Dear [Name]:

                  Reference is made to the Stock Purchase Agreement dated as of the date hereof by and among Delphi Financial Group, Inc. ("Delphi"), Unicover Managers, Inc. and Unicover Intermediaries, LLC (collectively, the "Companies") and the Shareholders named therein (the "Stock Purchase Agreement") and the Option Agreement with Alternative Risk Reinsurance Co. Ltd. ("ARRCL") dated as of the date hereof by and among Delphi and the Shareholders (the "Option Agreement"). Terms used but not defined in this letter agreement have the meanings assigned thereto in the Stock Purchase Agreement or the Option Agreement.

                  Simultaneously with the execution hereof, Delphi, the Companies and the Shareholders have entered into the Stock Purchase Agreement and the Option Agreement. Subject to the conditions set forth in the Stock Purchase Agreement and the Option Agreement, the Ownership Interests in the Companies held by the Shareholders will be purchased by Delphi for, in part, the Additional Consideration and Exercise Consideration set forth in the Stock Purchase Agreement and the Option Agreement, respectively.

                  Without affecting in any way (a) your obligations under the Stock Purchase Agreement or the Option Agreement or (b) the rights or obligations of, or Delphi's obligations to, the other Shareholders under the Stock Purchase Agreement or the Option Agreement, Delphi will pay to you, at the Closing, $490,119 (plus interest at a rate per annum equal to 6% from October 1, 1998 until the Closing Date) in cash in lieu of 13.7% of the Additional Consideration payments and 100% of the Exercise Consideration payments that may become due to you pursuant to the Stock Purchase Agreement and Option Agreement, respectively, provided, however, that you will repay, pursuant to Section 1.2 of the Stock Purchase Agreement and Section 3 of the Option Agreement, your Shareholder's Percentage of any Excess Distributions. Delphi hereby agrees to waive your representation and warranty under Section 2.3(b) of the Stock Purchase Agreement insofar as such section conflicts with the provisions of this letter agreement. By your execution of this letter agreement, you acknowledge that your receipt of this amount satisfies in all respects the obligations of Delphi pursuant to the Stock Purchase Agreement and the Option Agreement to make any Additional Consideration payments or payments of Exercise Consideration to you and, together with the payment to which you may be entitled pursuant to
Section 1.2(a) of the Stock Purchase Agreement and Section 3(a)(i) of the Option Agreement, constitutes payment in full for your Ownership Interests in the Companies and, to the extent the Options granted in the Option Agreement are exercised, ARRCL. Furthermore, you hereby waive any and all rights you may have to receive payment of any Consideration or Exercise Consideration (including, without limitation, any and all Additional Consideration), other than the payments to which you may be entitled pursuant to Section 1.2(a) of the Stock Purchase Agreement and Section 3(a)(i) of the Option Agreement. Finally, you reiterate the representations and warranties contained in Section 2.2 of the Stock Purchase Agreement and Section 4 of the Option Agreement in relation to this letter agreement as fully as if this letter agreement were referenced therein, and agree that the provisions of Sections 6.3, 7.2(a) and 9.1 of the Stock Purchase Agreement shall for all purposes be applied as if this letter agreement were so referenced.

                  This letter agreement shall become effective only upon consummation of the Stock Purchase Agreement. This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

                            [Signature Page Follows]

                                            Very truly yours,


                                            DELPHI FINANCIAL GROUP, INC.


                                            By:  /s/ Robert Rosenkranz
                                               ---------------------------------
                                                 Name:  Robert Rosenkranz
                                                 Title: Chairman & President


Accepted and agreed to as of
the date first written above:


/s/[Name]
-------------------------
   [Name]

                          DELPHI FINANCIAL GROUP, INC.
                            1105 North Market Street
                            Suite 1230, P.O. Box 8985
                           Wilmington, Delaware 19899


                                                           As of October 1, 1998


John E. Pallat
Thomas J. Dunn
Kenneth C. Griebell
c/o Unicover Managers, Inc.
901 Warrenville Rd., Suite 115
Lisle, IL 60532

                           RE: UNICOVER MANAGERS, INC.

Dear Sirs:

                  Reference is made to the Stock Purchase Agreement dated as of the date hereof by and among Delphi Financial Group, Inc. ("Delphi"), Unicover Managers, Inc. and Unicover Intermediaries, LLC (collectively, the "Companies") and the Shareholders named therein (the "Stock Purchase Agreement"). Terms used but not defined in this letter agreement have the meanings assigned thereto in the Stock Purchase Agreement.

                  Simultaneously with the execution hereof, Delphi, the Companies and the Shareholders have entered into the Stock Purchase Agreement. Subject to the conditions set forth in the Stock Purchase Agreement, the Ownership Interests in the Companies held by the Shareholders will be purchased by Delphi for, in part, the Additional Consideration set forth in the Stock Purchase Agreement.

                  Without otherwise affecting (a) your rights and obligations under the Stock Purchase Agreement or (b) the rights and obligations of, or Delphi's obligations to, the Non-Management Shareholders under the Stock Purchase Agreement, as an additional inducement to Delphi's willingness to enter into the Stock Purchase Agreement, you hereby grant to Delphi the option to sell to you Delphi Common Stock equal in value to 10% of each Additional Consideration payment owed to you pursuant to Section 1.2(b) of the Stock Purchase Agreement (based on the Market Price of such Delphi Common Stock as of the end of the period for which such Additional Consideration payment is being made), which option shall be exerciseable by Delphi at any time up to the time of such Additional Consideration payment. The Management Shareholders shall pay as the exercise price 10% of each Additional Consideration payment, which payment may be made by Delphi withholding an amount of cash equal to such exercise price from the Additional Consideration payment that would otherwise have been paid to you in cash and applying such amount in full payment of the exercise price. Any such shares of Delphi Common Stock shall be treated for all purposes under the Stock Purchase Agreement as Stock Consideration.

                  This letter agreement shall become effective only upon consummation of the Stock Purchase Agreement. This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

                            [Signature Page Follows]

                                           Very truly yours,


                                           DELPHI FINANCIAL GROUP, INC.


                                           By:  /s/ Robert Rosenkranz
                                                --------------------------------
                                                Name: Robert Rosenkranz
                                                Title: Chairman & President



Accepted and agreed to as of
the date first written above:


 /s/ John E. Pallat
----------------------------------
John E. Pallat


 /s/ Thomas J. Dunn
----------------------------------
Thomas J. Dunn


 /s/ Kenneth C. Griebell
----------------------------------
Kenneth C. Griebell